Exhibit 4.39
Execution Version

Equinix Japan K.K.
Equinix, Inc.
¥37,650,000,000 2.00% Senior Notes, Series A, due March 8, 2035
¥10,230,000,000 2.37% Senior Notes, Series B, due March 8, 2043
¥14,800,000,000 2.13% Senior Notes, Series C, due March 8, 2035
¥4,600,000,000 2.57% Senior Notes, Series D, due March 8, 2043
¥10,000,000,000 2.57% Senior Notes, Series E, due March 8, 2043
______________
Note Purchase Agreement
______________
Dated February 7, 2023

Table of Contents
Section    Heading
SECTION 1.    Authorization of Notes
SECTION 2.    Sale and Purchase of Notes; Guaranty
Section 2.1.    Sale and Purchase of Notes
Section 2.2.    Guaranty
SECTION 3.    Closings
SECTION 4.    Conditions to Closings
Section 4.1.    Representations and Warranties
Section 4.2.    Performance; No Default
Section 4.3.    Compliance Certificates

Section 4.4.    Opinions of Counsel
Section 4.5.    Purchase Permitted By Applicable Law, Etc
Section 4.6.    Sale of Other Notes
Section 4.7.    Payment of Special Counsel Fees
Section 4.8.    Private Placement Number
Section 4.9.    Changes in Corporate Structure
Section 4.10.    Funding Instructions
Section 4.11.    Acceptance of Appointment to Receive Service of Process
Section 4.12.    Proceedings and Documents
SECTION 5.    Representations and Warranties of the Obligors
Section 5.1.    Organization; Power and Authority
Section 5.2.    Authorization, Etc
Section 5.3.    Disclosure
Section 5.4.    Organization and Ownership of Shares of Subsidiaries
Section 5.5.    Financial Statements; Material Liabilities
Section 5.6.    Compliance with Laws, Other Instruments, Etc
Section 5.7.    Governmental Authorizations, Etc
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders
Section 5.9.    Taxes
Section 5.10.    Title to Property; Leases
Section 5.11.    Licenses, Permits, Etc
Section 5.12.    Compliance with ERISA
Section 5.13.    Private Offering by the Obligors
Section 5.14.    Use of Proceeds; Margin Regulations
Section 5.15.    Existing Indebtedness; Future Liens
Section 5.16.    Foreign Assets Control Regulations, Etc
Section 5.17.    Status under Certain Statutes
Section 5.18.    Environmental Matters
Section 5.19.    Ranking of Obligations
Section 5.20.    REIT Status
Section 5.21.    Execution and Delivery of this Agreement and the Notes
Section 5.22.    Anti-Social Forces
SECTION 6.    Representations of the Purchasers
Section 6.1.    Purchase for Investment
Section 6.2.    Source of Funds
Section 6.3.    Taxable Status; Transfer Restrictions
SECTION 7.    Information as to Company
Section 7.1.    Financial and Business Information
Section 7.2.    Officer’s Certificate
Section 7.3.    Visitation
Section 7.4.    Electronic Delivery
Section 7.5.    Limitation on Disclosure Obligation
SECTION 8.    Payment and Prepayment of the Notes
Section 8.1.    Maturity
Section 8.2.    Optional Prepayments with Make-Whole Amount
Section 8.3.    Prepayment for Tax Reasons
Section 8.4.    Prepayment in Connection with a Noteholder Sanctions Event
Section 8.5.    Allocation of Partial Prepayments
Section 8.6.    Maturity; Surrender, Etc
Section 8.7.    Purchase of Notes
Section 8.8.    Make-Whole Amount
Section 8.9.    Payments Due on Non-Business Days
Section 8.10.    Swap Breakage
Section 8.11.    Change of Control Prepayment Offer

SECTION 9.    Affirmative Covenants
Section 9.1.    Compliance with Laws
Section 9.2.    Insurance
Section 9.3.    Maintenance of Properties
Section 9.4.    Payment of Taxes and Claims
Section 9.5.    Corporate Existence, Etc
Section 9.6.    Books and Records
Section 9.7.    Subsidiary Guarantors
Section 9.8.    Designation of Unrestricted Subsidiaries
Section 9.9.    Anti-Corruption Laws and Sanctions Laws
Section 9.10.    Most Favored Lender Provision.
Section 9.11.    Anti-Social Forces

SECTION 10.    Negative Covenants
Section 10.1.    Transactions with Affiliates
Section 10.2.    Merger, Consolidation, Etc
Section 10.3.    Line of Business
Section 10.4.    Economic Sanctions, Etc
Section 10.5.    Liens
Section 10.6.    Indebtedness
Section 10.7.    Maintenance of Assets; Dispositions
Section 10.8.    Consolidated Net Leverage Ratio
Section 10.9.    Restricted Payments
SECTION 11.    Events of Default
SECTION 12.    Remedies on Default, Etc
Section 12.1.    Acceleration
Section 12.2.    Other Remedies
Section 12.3.    Rescission
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc
SECTION 13.    Tax Indemnification; FATCA Information
SECTION 14.    Registration; Exchange; Substitution of Notes
Section 14.1.    Registration of Notes
Section 14.2.    Transfer and Exchange of Notes
Section 14.3.    Replacement of Notes
Section 14.4.    Note Registrar and Transfer Agent
SECTION 15.    Payments on Notes
Section 15.1.    Place of Payment
Section 15.2.    Payment by Wire Transfer
Section 15.3.    Company’s Agent
Section 15.4.    Payments Record Date
SECTION 16.    Expenses, Etc
Section 16.1.    Transaction Expenses
Section 16.2.    Certain Taxes
Section 16.3.    Survival
SECTION 17.    Survival Of Representations and Warranties; Entire Agreement
SECTION 18.    Amendment and Waiver

Section 18.1.    Requirements
Section 18.2.    Solicitation of Holders of Notes
Section 18.3.    Binding Effect, Etc
Section 18.4.    Notes Held by Company, Etc
SECTION 19.    Notices; English Language
SECTION 20.    Reproduction of Documents
SECTION 21.    Confidential Information
SECTION 22.    Substitution of Purchaser
SECTION 23.    Miscellaneous
Section 23.1.    Successors and Assigns
Section 23.2.    Accounting Terms
Section 23.3.    Severability
Section 23.4.    Construction, Etc
Section 23.5.    Counterparts
Section 23.6.    Governing Law
Section 23.7.    Jurisdiction and Process; Waiver of Jury Trial
Section 23.8.    Obligation to Make Payment in Applicable Currency
SECTION 24.    Parent Guaranty
Section 24.1.    Guaranty
Section 24.2.    Authorization
Section 24.3.    Subordination and Subrogation.
Section 24.4.    Waivers

Schedule A	—	Defined Terms
Schedule 1-A	—	Form of 2.00% Senior Note, Series A, due March 8, 2035
Schedule 1-B	—	Form of 2.37% Senior Note, Series B, due March 8, 2043
Schedule 1-C	—	Form of 2.13% Senior Note, Series C, due March 8, 2035
Schedule 1-D	—	Form of 2.57% Senior Note, Series D, due March 8, 2043
Schedule 1-E	—	Form of 2.57% Senior Note, Series E, due March 8, 2043
Schedule 4.4(a)(i)	—	Form of Opinion of U.S. Special Counsel for the Obligors
Schedule 4.4(a)(ii)	—	Form of Opinion of Japanese Special Counsel for the Company
Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.15	—	Existing Indebtedness
Schedule 8.8	—	Swap Descriptions
Schedule 9.8	—	Unrestricted Subsidiaries
Schedule 10.5	—	Liens
Schedule 13(I)	—	Written Application for Tax Exemption

Schedule 13(II)	—	Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Interest
Purchaser Schedule	—	Information Relating to Purchasers

Equinix Japan K.K.
Equinix, Inc.
One Lagoon Drive
Redwood City, California 94065

2.00% Senior Notes, Series A, due March 8, 2035
2.37% Senior Notes, Series B, due March 8, 2043
2.13% Senior Notes, Series C, due March 8, 2035
2.57% Senior Notes, Series D, due March 8, 2043
2.57% Senior Notes, Series E, due March 8, 2043
February 7, 2023
To Each of the Purchasers Listed in
the Purchaser Schedule Hereto:
Ladies and Gentlemen:
Equinix Japan K.K., a Japanese corporation (the “Company”), and Equinix, Inc., a Delaware corporation (the “Parent Guarantor”, and together with the Company, the “Obligors” and each, an “Obligor”) agree with each of the Purchasers as follows:
SECTION 1.    Authorization of Notes.
The Company will authorize the issue and sale of (i) ¥37,650,000,000 aggregate principal amount of its 2.00% Senior Notes, Series A, due March 8, 2035 (the “Series A Notes”); (ii) ¥10,230,000,000 aggregate principal amount of its 2.37% Senior Notes, Series B, due March 8, 2043 (the “Series B Notes”); (iii) ¥14,800,000,000 aggregate principal amount of its 2.13% Senior Notes, Series C, due March 8, 2035 (the “Series C Notes”); (iv) ¥4,600,000,000 aggregate principal amount of its 2.57% Senior Notes, Series D, due March 8, 2043 (the “Series D Notes”); and (v) ¥10,000,000,000 aggregate principal amount of its 2.57% Senior Notes, Series E, due March 8, 2043 (the “Series E Notes”, and together with the Series A Notes, Series B Notes, Series C Notes and the Series D Notes, the “Notes”). The Notes shall be substantially in the forms set out in Schedules 1-A, 1-B, 1-C, 1-D and 1-E respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 23.4 shall govern. The Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes and the Series E Notes are each herein sometimes referred to as Notes of a “series.”
SECTION 2.    Sale and Purchase of Notes; Guaranty.
Section 2.1.    Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser who is to purchase Notes at a Closing and each Purchaser will purchase from the Company, at such Closing provided for in Section 3, Notes in the principal amount and of the respective series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.    Guaranty. The payment by the Company of all amounts due with respect to the Notes and this Agreement and the performance by the Company of its obligations under this Agreement and the Notes will be absolutely and unconditionally guaranteed by the Parent Guarantor pursuant to the guaranty contained in Section 24 herein.
SECTION 3.    Closings.
The execution of this Agreement shall occur on February 7, 2023 (the “Execution Date”). The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Chicago, Illinois, 60601, at 9:00 a.m., Chicago time, at two closings as set forth immediately hereafter, (i) the sale and purchase of the Series E Notes shall occur on February 16, 2023 (the “First Closing”), and (ii) the sale and purchase of the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes shall occur on March 8, 2023 (the “Second Closing”, and each of the First Closing and the Second Closing being referred to herein as a “Closing”), or on such other Business Day thereafter as may be agreed upon by the Obligors and the Purchasers. At each Closing, the Company will deliver to each applicable Purchaser the Notes of the series to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least (a) in the case of the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes, ¥25,000,000 and (b) in the case of the Series E Notes, ¥250,000,000, and with the total number of the Series E Notes not exceeding forty-nine (49) in total, in each case as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the applicable account of the Company set forth in the funding instructions letter for the applicable Notes to be purchased by such Purchaser delivered by the Company to such Purchaser pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.
SECTION 4.    Conditions to Closings.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at each Closing is subject to the fulfillment, prior to or at such Closing, of the following conditions:
Section 4.1.    Representations and Warranties.
(a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be correct when made as of the Execution Date and at the Closing.
(b) Representations and Warranties of the Parent Guarantor. The representations and warranties of the Parent Guarantor in this Agreement shall be correct when made as of the Execution Date and at the Closing.
Section 4.2.    Performance; No Default. The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and from the Execution Date to the Closing assuming that Sections 9 and 10 are applicable from the Execution Date. From the Execution Date until the Closing, before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither of the Obligors nor any Subsidiary shall have entered into any transaction since November 30, 2022 that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3.    Compliance Certificates.
(a)    Officer’s Certificate of the Obligors. The Parent Guarantor, on behalf of itself and the Company, shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)    Secretary’s or Director’s Certificate of the Obligors. The Parent Guarantor, on behalf of itself and the Company, shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions, dated the date of the Closing (a) from (i) Davis Polk & Wardwell LLP, U.S. special counsel for the Obligors, and (ii) Nagashima Ohno & Tsunematsu, Japanese special counsel for the Company, substantially in the respective forms set forth in Schedules 4.4(a)(i) and 4.4(a)(ii) (and the Obligors hereby instruct their counsel to deliver such opinions to the Purchasers) and (b) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b).
Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.
Section 4.7.    Payment of Special Counsel Fees. Without limiting Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
Section 4.8.    Private Placement Number. A Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each series of Notes.
Section 4.9.    Changes in Corporate Structure. Neither the Company nor the Parent Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Funding Instructions. At least five Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/Swift Code/IBAN and (iii) the account name and number into which the purchase price for the Notes is to be deposited (which account shall be fully opened and able to receive micro deposits in accordance with this section at least five Business Days prior to the date of Closing). Each Purchaser has the right, but not the obligation, upon written notice (which may be by e-mail) to the Company, to elect to deliver a micro deposit (less than ¥7,000.00) to the account identified in the written instructions no later than two Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes. If requested, an identifiable Responsible Officer of the Company shall confirm the written instructions by a videoconference made available to the Purchasers no later than two Business Days prior to Closing.
Section 4.11.    Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by Computershare of the appointment and designation provided for by Section 23.7(e) for the period from the date of the Closing to March 8, 2044 (and the payment in full of all fees in respect thereof).
Section 4.12.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.    Representations and Warranties of the Obligors.
As of the Execution Date and as of the date of each Closing, the Obligors jointly and severally represent and warrant to each Purchaser that:
Section 5.1.    Organization; Power and Authority. (a) The Company is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
(b) The Parent Guarantor is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform the provisions hereof and thereof.
Section 5.2.    Authorization, Etc. This Agreement and, with respect to the Company only, the Notes, have been duly authorized by all necessary corporate action on the part of the Obligors, and this Agreement constitutes, and upon execution and delivery thereof each Note (with respect to the Company only) will constitute, a legal, valid and binding obligation of the applicable Obligor enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. The Company, through its agents, Mizuho Securities USA LLC, MUFG Securities, SMBC Nikko Securities America, Inc., has delivered to each Purchaser a copy of an Investor Presentation, dated November 30, 2022 and an Investor Presentation, dated January 4, 2023 (collectively, the “Investor Presentation”), relating to the transactions contemplated hereby. The Investor Presentation fairly describes, in all material respects, the general nature of the business and principal properties of the Parent Guarantor and its Restricted Subsidiaries. This Agreement, the Investor Presentation, the financial statements listed in Schedule 5.5, Form 10-K for the year ended December 31, 2021 filed with the SEC, Form 10-Q filed for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 each filed with the SEC, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to (i) December 8, 2022 with respect to the Series A Notes and the Series B Notes, and (ii) January 19, 2023 with respect to the Series C Notes, the Series D Notes and the Series E Notes, in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Investor Presentation, such Form 10-K and Form 10-Qs and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2021, there has been no change in the financial condition, operations, business, properties or prospects of the Obligors or any Restricted Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Obligors that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Parent Guarantor’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent Guarantor and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor and (ii) the Obligors’ directors and the Parent Guarantor’s senior officers, as of the date hereof.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent Guarantor and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Parent Guarantor or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)    Each Restricted Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Restricted Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent Guarantor or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities. The Obligors have delivered to each Purchaser copies of the financial statements of the Parent Guarantor listed in Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Obligors of this Agreement and, with respect to the Company only, the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Obligors or any Restricted Subsidiary under, (A) any corporate charter, memorandum of association, articles of association, regulations or by-laws, or shareholders agreement of the Obligors or any Restricted Subsidiary or (B) except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Obligors or any Restricted Subsidiary is bound or by which the Obligors or any Restricted Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Obligors or any Restricted Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Obligors or any Restricted Subsidiary.
Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of this Agreement or, with respect to the Company only, the Notes, including any thereof required in connection with the obtaining of the Applicable Currency to make payments under this Agreement or the Notes and the payment of such Applicable Currency to Persons resident in the United States of America, except for post-facto reports required under the Foreign exchange and Foreign Trade Law of Japan. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Japan of this Agreement or the Notes that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Obligors, threatened against or affecting the Obligors or any Restricted Subsidiary or any property of the Obligors or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Parent Guarantor nor any Restricted Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Taxes. (a) The Parent Guarantor and its Restricted Subsidiaries have filed all federal and state income and other Material tax returns and reports that are required to have been filed in any jurisdiction, and have paid all federal, state and other material taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the non-filing or non-payment of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent Guarantor and its Restricted Subsidiaries in respect of federal, national, state or other taxes for all fiscal periods are adequate.
(b)    As of the date of this Agreement, with respect to the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes, no liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Japan or any political subdivision thereof will be incurred by the Obligors or any holder of a Series A Note, a Series B Note, a Series C Note or a Series D Note as a result of the execution or delivery outside of Japan of this Agreement, the Series A Notes, the Series B Notes, the Series C Notes or the Series D Notes, and, no deduction or withholding in respect of Taxes imposed by or for the account of Japan or, to the knowledge of the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Obligors under this Agreement, the Series A Notes, the Series B Notes, the Series C Notes or the Series D Notes; provided that, with respect to Japan, (A) each of the beneficial owners of the Series A Notes, the Series B Notes, the Series C Notes or the Series D Notes is a Japanese Non-resident and does not have a permanent establishment within Japan or has a permanent establishment within Japan but where the receipt of the interest on the Series A Notes, the Series B Notes, the Series C Notes or the Series D Notes is not attributable to or effectively connected with the business of such beneficial owner carried on within Japan through such permanent establishment and (B) each of the beneficial owners of the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes as well as the Company satisfies and complies with all the substantive and procedural requirements (including without limitation completing and submitting to the Company and/or updating the Forms as defined in Section 13 (b)(iii), and submitting the relevant documentary evidence or an official tax residency certificate issued by the competent tax authority of the country of tax residence of such beneficial owner, as applicable) under (i) the Act on Special Measures Concerning Taxation of Japan as well as its subordinate regulations or (ii) any income tax treaty between Japan and their country of tax residence that provides for an exemption from withholding on interest payments as well as the Japanese domestic tax statute and its subordinate regulations implementing such treaty, as applicable, except that this representation shall not apply for any such tax, liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Japan arising out of circumstances described in clause (i), (ii), (iii), (iv) or (v) of Section 13(b), provided, however, insofar as a beneficial owner of a Series C Note is a Japanese Resident or a Japanese Non-resident having a permanent establishment within Japan and the receipt of the interest on the Series C Notes is attributable to or effectively connected with the business of such beneficial owner carried on within Japan through such permanent establishment, it will be subject to Japanese withholding tax at the rate of 15.315% (15% on or after January 1, 2038) (and if an individual, plus local tax of 5%) as well as regular net basis income taxation.
(c)    With respect to the Series E Notes, no liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Japan or any political subdivision thereof will be incurred by the Obligors or any holder of a Series E Note as a result of the execution or delivery outside of Japan of this Agreement or the Series E Notes and, insofar as a beneficial owner of a Series E Note is a Japanese Resident or a Japanese Non-resident having a permanent establishment within Japan and the receipt of the interest on the Series E Notes is attributable to or effectively connected with the business of such beneficial owner carried on within Japan through such permanent establishment, it will be subject to Japanese withholding tax at the rate of 15.315% (15% on or after January 1, 2038) (and if an individual, plus local tax of 5%) as well as regular net basis income taxation.
Section 5.10.    Title to Property; Leases. The Obligors and their Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Obligors or any Restricted Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.    Licenses, Permits, Etc. (a) The Obligors and their Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best knowledge of the Obligors, no product or service of the Obligors or any of their Restricted Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best knowledge of the Obligors, there is no Material violation by any Person of any right of the Obligors or any of their Restricted Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Obligors or any of their Restricted Subsidiaries.
Section 5.12.    Compliance with ERISA. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter (or may rely on an opinion letter) from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Obligors, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and neither the Obligors nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Obligor and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of the Obligors or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of the Obligors or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of the Obligors or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Parent Guarantor to each Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(e)    All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Parent Guarantor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
Section 5.13.    Private Offering by the Obligors. Neither the Obligors nor anyone acting on their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 55 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of the Company.
The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). Neither the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan. Pursuant to the exemption from the registration requirements of the FIEA, (i) with respect to the portion of the Series C Notes to be offered and sold in Japan, any holder of such Series C Note that is a Japanese Resident may transfer such Series C Note only (x) to a “Qualified Institutional Investor” as defined under Article 2(3)(i) of the FIEA; Article 10(1) of the Order of the Cabinet Office concerning the Definition set forth in Article 2 of the FIEA (the “Definition Ordinance") or (y) to a Japanese Non-resident so long as no solicitation is conducted in Japan, and (ii) with respect to the Series E Notes to be offered and sold in Japan, (x) the total number of Persons to which the Series E Notes were offered in Japan shall be less than 50 and (y) the total number of Series E Notes to be offered or sold in Japan shall be less than 50 and no Series E Note may be issued in or split into a denomination of less than ¥250,000,000.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes, including construction of a new datacenter. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Obligors in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Parent Guarantor and its Subsidiaries and the Parent Guarantor does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Obligors and their Subsidiaries as of September 30, 2022 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Obligors or their Subsidiaries. Neither of the Obligors nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Obligors or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Obligors or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 (or its equivalent) that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15 or permitted pursuant to Section 10.5, neither of the Obligors nor any Restricted Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(c)    Neither of the Obligors nor any Restricted Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Obligors or such Restricted Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Obligors, except as disclosed in Schedule 5.15.
Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither of the Obligors nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither of the Obligors nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or

Anti-Corruption Laws or (ii) to the Obligors’ knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Obligor or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)    The Parent Guarantor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.    Status under Certain Statutes. Neither of the Obligors nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
Section 5.18.    Environmental Matters. (a) Neither of the Obligors nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Obligors or any of their Restricted Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither of the Obligors nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither of the Obligors nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither of the Obligors nor any Restricted Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All buildings on all real properties now owned, leased or operated by the Obligors or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    Ranking of Obligations. The Company’s payment obligations under this Agreement and the Notes and of the Parent Guarantor under this Agreement will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor.
Section 5.20.    REIT Status. The Parent Guarantor (a) qualifies as a REIT (without regard to any election requirement relating to the same) and (b) is in compliance with all other requirements and conditions imposed under the Code required to allow it to maintain its status as a REIT.

Section 5.21.    Execution and Delivery of this Agreement and the Notes. The Company has executed and delivered each of this Agreement, the Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes and the Series E Notes outside of Japan (within the meaning given to such term in Section 49 of the Stamp Duty Act Basic Circular of Japan).
Section 5.22.    Anti-Social Forces. To the extent applicable to the Company under applicable laws, the Company is not, at present, (a) a gang (boryokudan), (b) a gang member, (c) a person for whom five years have not passed since ceasing to be a gang member, (d) an associate gang member, (e) a gang-related company, (f) a corporate extortionist (sokaiya) and the like, (g) a rogue adopting social movements as its slogan (shakai undotou hyobo goro), (h) a violent force with special knowledge (tokushu chinou boryoku shudan tou) (each as defined in the “Manual of Measures against Organized Crime” (soshikihanzai taisaku youkou) by the National Police Agency of Japan), or (i) another person or entity similar to any of the above (collectively, “Gang Members, Etc.”); nor does the Company have any:
(i)    relationships by which its management is considered to be controlled by Gang Members, Etc.;
(ii)    relationships by which Gang Members, Etc. are considered to be involved substantially in its management;
(iii)    relationships by which it is considered to unlawfully utilize Gang Members, Etc. for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party;
(iv)    relationships by which it is considered to offer funds or provide benefits to Gang Members, Etc.; or
(v)    officers or persons involved substantially in its management having socially condemnable relationships with Gang Members, Etc.
SECTION 6.    Representations of the Purchasers.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that:
(a)    it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control; and
(b)    it is an “accredited investor” within the meaning of subparagraph (a) of Rule 501 of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”) and, each such Purchaser that is not an accredited investor under subparagraph (a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 of Regulation D under the Securities Act severally represents that it is an institutional account under FINRA Rule 4512(c).
For purposes of FINRA Rule 4512(c), the term “institutional account” shall mean the account of:
(1) a bank, savings and loan association, insurance company or registered investment company;
(2) an investment adviser registered either with the SEC under Section 203 of the Investment Advisers Act or with a state securities commission (or any agency or office performing like functions); or
(3) any other person (whether a natural person, corporation, partnership, trust or otherwise) with total assets of at least $50,000,000.
Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Each Purchaser further severally represents that such Purchaser has had the opportunity to ask questions of the Obligors and received answers concerning the terms and conditions of the sale of the Notes.

Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 6.3.    Taxable Status; Transfer Restrictions(a)    .

(a)    Each Purchaser of a Series A Note, a Series B Note, a Series C Note or a Series D Note severally represents it is and will be (i) a resident for tax purposes in the United States or the United Kingdom, or (ii) a Japanese Resident or otherwise is and will be subject to Japanese net-basis income taxation with respect to the interest on such Notes.
(b)    (i) Each Purchaser of a Series E Note severally represents it is and will be a Japanese Resident or otherwise is and will be subject to Japanese net-basis income taxation with respect to the interest on the Series E Notes, and (ii) agrees not to transfer the Series E Notes to any person who is not subject to Japanese net-basis income taxation with respect to the interest on the Notes.
SECTION 7.    Information as to Company
Section 7.1.    Financial and Business Information. The Parent Guarantor shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):
(a)    Interim Statements — promptly after the same are available and in any event within 45 days after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (or such later date as may be permitted after filing a request for extension with the SEC and receiving such extension within such 45 days after such fiscal quarter end, which later date shall not exceed 75 days after such fiscal quarter end) (other than the last quarterly fiscal period of each such fiscal year), copies of quarterly company-prepared consolidated financial statements of the Parent Guarantor prepared in accordance with GAAP applicable to interim financial statements generally, and certified and dated by a Responsible Officer of the Parent Guarantor;
(b)    Annual Statements — promptly after the same are available and in any event within 90 days after the end of each fiscal year of the Parent Guarantor (or such later date as may be permitted after filing a request for extension with the SEC and receiving such extension within such 90 days after such fiscal year end, which later date shall not exceed 120 days after such fiscal year end), copies of the audited and unqualified annual consolidated financial statements of the Parent Guarantor, accompanied by a report and opinion thereon of an independent certified public accountant of nationally recognized standing;
(c)    SEC and Other Reports — promptly upon their becoming available, copies of each annual report, proxy statement or other similar report or communication sent to the stockholders of the Parent Guarantor, and copies of all annual, material regular, periodic and special reports and registration statements which the Parent Guarantor may publicly file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the holder of the Notes pursuant hereto;
(d)    Notice of Default or Event of Default — promptly, and in any event within 10 days after any Default or Event of Default, written notice thereof, including a statement of a Responsible Officer setting forth details of the occurrence referred to therein (including any and all provisions of this Agreement that has been breached) and stating what action the Obligors have taken and propose to take with respect thereto;
(e)    Employee Benefits Matters — promptly after any ERISA Event, a written notice thereof setting forth details of the occurrence referred to therein and stating what action the Obligors have taken and propose to take with respect thereto;
(f)    Material Adverse Effect — promptly after any Material Adverse Effect, including, to the extent that the following could reasonably be expected to result in a Material Adverse Effect: (i) any dispute, litigation, investigation, proceeding or suspension between the Obligors or any Subsidiary and any Governmental Authority; or (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Obligors or any Subsidiary (including pursuant to any applicable Environmental Laws), a written notice thereof setting forth details of the occurrence referred to therein and stating what action the Obligors have taken and propose to take with respect thereto;
(g)    Resignation or Replacement of Auditors – within 10 days following the date on which the Parent Guarantor’s auditors resign or the Parent Guarantor elects to change auditors, as the case may be, notification thereof, which requirement may be met by publicly filing such notification with the SEC; and
(h)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Obligors or any of their Subsidiaries or relating to the ability of the Obligors to perform their obligations hereunder and under the Notes as from time to time may be reasonably requested by holders of more than 25% in principal amount of the Notes at the time outstanding, including information readily available to the Parent Guarantor explaining the Parent Guarantor’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes; provided that any Purchaser or holder of a Note (regardless of the principal amount of its Notes at the time outstanding) can request at any time such information as may be necessary to comply with governmental or other regulatory requirements or in connection with any “know your customer” or similar verification procedures.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Responsible Officer setting forth (i) the information and computations (in sufficient detail) to establish compliance with Section 10.8 or any Incorporated Covenant in effect pursuant to Section 9.10 to the extent such Incorporated Covenant is required to be included in any compliance certificate issued by the Parent Guarantor pursuant to Section 6.02(a) of the Credit Facility, at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, if any such Default or Event of Default exists, specifying the nature thereof and the action the Parent Guarantor is taking and proposes to take with respect thereto.
Section 7.3.    Visitation. Where an Event of Default exists, upon prior advance notice, allow the representatives of each Purchaser and each holder of a Note through an appointed steering group of the holders (not to exceed four representatives), an advisor or agent, in each case appointed by and acting on behalf of the holders of Notes (acting collectively) (the “Representative”), at the expense of the Parent Guarantor, to discuss the affairs, finances and accounts of the Parent Guarantor with the Parent Guarantor’s accountants, inspect the Parent Guarantor’s properties and examine and audit its financial records (as well as make copies of books and records) at any reasonable time; provided, however, that (a) without limiting any of the foregoing, the Parent Guarantor shall have the right (if it so elects) to have a representative of the Parent Guarantor be present during any discussions with auditors and accountants and (b) each Representative that is not a holder of a Note must sign a confidentiality agreement substantially similar to the confidentiality provision provided for in Section 21 before any such inspection, examination or audit may be conducted, and such confidentiality agreement will apply to any and all reproductions permitted under this Section 7.3. If the properties, books or records of the Parent Guarantor are in the possession of a third party, the Parent Guarantor authorizes that third party to permit the Representative to have access to perform inspections or audits and to respond to the Representative’s requests for information concerning such properties, books and records.
Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by such Obligor pursuant to Sections 5.5, 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if such Obligor satisfies any of the following requirements with respect thereto:
(a)    such financial statements satisfying the requirements of Sections 5.5, 7.1(a) or 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser or holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company; or
(b)    such financial statements satisfying the requirements of Sections 5.5, 7.1(a) or 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Purchaser or holder of Notes has free access or are made available on the website of the SEC at http://www.sec.gov or made available on the Parent Guarantor’s website on the internet, which is located at http://www.equinix.com as of the date of this Agreement;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Obligors will promptly e-mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.
Section 7.5.    Limitation on Disclosure Obligation. The Obligors shall not be required to disclose the following information pursuant to Section 7.1(c), 7.1(h) or 7.3:

(a)    information that such Obligor determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or
(b)    information that, notwithstanding the confidentiality requirements of Section 21, such Obligor is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon such Obligor and not entered into in contemplation of this clause (b), provided that such Obligor shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information.
Promptly after determining that such Obligor is not permitted to disclose any information as a result of the limitations described in this Section 7.5, such Obligor will provide each of the holders with an Officer’s Certificate describing generally the requested information that such Obligor is prohibited from disclosing pursuant to this Section 7.5 and the circumstances under which such Obligor is not permitted to disclose such information. Promptly after a request therefor from any holder of Notes that is an Institutional Investor, such Obligor will provide such holder with a written statement prepared by such Obligor confirming that after consultation with counsel, the Obligor is prohibited from disclosing the requested information to such holder.
SECTION 8.    Payment and Prepayment of the Notes.
Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the respective Maturity Date thereof.
Section 8.2.    Optional Prepayments with Make-Whole Amount. (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any series of Notes, in an amount not less than 10% of the aggregate principal amount of the Notes of such series to be prepaid then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. Notwithstanding the foregoing, the Company may not prepay any series of Notes pursuant to this Section 8.2 if an Event of Default shall exist or would result from such optional prepayment unless the Notes of all series at the time outstanding are prepaid on a pro rata basis.
(b)    The Company will give each holder of Notes of such series to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Any optional prepayment or notice of optional prepayment may, in the case of a refinancing of the Notes only, at the Parent Guarantor’s discretion, be subject to one or more conditions precedent (as described in such notice of optional prepayment), provided that such conditions shall be deemed satisfied 5 days prior to the date fixed for such prepayment unless notified to the holders of Notes prior to such time. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 8.3.    Prepayment for Tax Reasons. (a) If at any time as a result of a Change in Tax Law (as defined below) an Obligor is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any series of the Notes in an aggregate amount for all affected Notes of such series equal to 5.0% or more of the aggregate amount of such interest payment on account of all of the Notes of such series, the Company may give the holders of all affected Notes of such series irrevocable written notice (with a copy to the paying agent) (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes of such series shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company (with a copy to the paying agent) no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes of such series, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such prepayment amount as of such prepayment date.
(b)    No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).
(c)    The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.
(d)    For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of Japan after the date of the Closing, or an amendment to, or change in or announcement of, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment, change or announcement is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in or announcement of, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment, change or announcement is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in Japan or the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by Japan or such other Taxing Jurisdiction on any payment payable on the Notes.
Section 8.4.    Prepayment in Connection with a Noteholder Sanctions Event.
(a)    Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.4(a) and describe in reasonable detail such Noteholder Sanctions Event), the Company shall promptly (with a copy to the paying agent), and in any event within 10 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest thereon to the prepayment date selected by the Company with respect to each Affected Note but without payment of any Make-Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than 10 days and not more than 60 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company (with a copy to the paying agent) in writing by a stated date, which date is not later than 10 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer. If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.
(b)    Subject to the provisions of subparagraphs (c) and (d) of this Section 8.4, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such

Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with interest thereon to the Sanctions Prepayment Date with respect to each such Affected Note, but without payment of any Make-Whole Amount with respect thereto.
(c)    If a Noteholder Sanctions Event has occurred but the Company and/or its Controlled Entities have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If the Company and/or its Controlled Entities shall undertake any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders and the paying agent reasonably and timely informed of such actions and the results thereof.
(d)    If any Affected Noteholder that has given written notice to the Company (with a copy to the paying agent) of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.4, the principal amount of each Note held by such Affected Noteholder, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company (with a copy to the paying agent) that it is entitled to receive a prepayment pursuant to this Section 8.4 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.
(e)    Promptly, and in any event within 5 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other Purchaser or holder of Notes and the paying agent.
(f)    The Company shall promptly, and in any event within 10 Business Days, give written notice to the Purchasers or holders and the paying agent after the Company or any Controlled Entity having been notified that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any U.S. Economic Sanctions Laws, in each case which notice shall describe the facts and circumstances thereof and set forth the action, if any, that the Company or a Controlled Entity proposes to take with respect thereto.
(g)    The foregoing provisions of this Section 8.4 shall be in addition to any rights or remedies available to any Purchaser or holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of the Company or its Controlled Entities that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control.
Section 8.5.    Allocation of Partial Prepayments. In the case of each prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes of each series to be prepaid shall be allocated among all of the Notes of the applicable series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.6.    Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, and Swap Breakage Loss, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, and Swap Breakage Loss, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Note Registrar and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.7.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 50% of the principal amount of the applicable series of Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate thereof pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.8.    Make-Whole Amount.
(a)    Make-Whole Amount with respect to Non-Swapped Notes.
The term “Make-Whole Amount” means, with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note over the amount of such Called Principal, provided that the Make-Whole Amount may not in any event be less than zero. All payments of Make-Whole Amount in respect of any Non-Swapped Note shall be made in Yen. For the avoidance of doubt, the paying agent will not be responsible for calculating or verifying the Make-Whole Amount. For the purposes of determining the Make-Whole Amount with respect to any Non-Swapped Note, the following terms have the following meanings:
“Called Principal” means the principal of such Non-Swapped Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of such Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Non-Swapped Note” means any Note other than a Swapped Note.
“Recognized Yen Market Makers” means Mizuho Securities Co., Ltd, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., SMBC Nikko Securities, Inc., or any other internationally recognized dealers of Japanese Government bonds selected by the Company and reasonably acceptable to the holders of more than 50% in principal amount of the Non-Swapped Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Note, the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as Bloomberg Financial Markets News Screen BTMM JN (or such other display as may replace such Bloomberg Financial Markets News Screen) for the most recently issued actively traded on the run Japanese Government bonds (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such Japanese Government bonds Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting Japanese Government bond quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run Japanese Government bonds with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Note, the average of the yields for such Japanese Government bonds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date as reported by two Recognized Yen Market Makers. If there are no such Japanese Government bonds having a term equal to such Remaining Average Life, such implied yield will be determined by interpolating linearly between (1) the applicable Japanese Government bond with the maturity closest to and greater than such Remaining Average Life and (2) the applicable Japanese

Government bond with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.3 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
(b) Make-Whole Amount with respect to Swapped Notes.

The term “Make-Whole Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value of the Swapped Note Remaining Scheduled Swap Payments with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that the Make-Whole Amount may not in any event be less than zero. All payments of Make-Whole Amount in respect of any Swapped Note shall be made in Dollars. For the purposes of determining the Make-Whole Amount with respect to any Swapped Note, the following terms have the following meanings:
“New Swap Agreement” means any cross-currency swap agreement (which does not qualify as a Replacement Swap Agreement) pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note. Any holder of a Swapped Note that enters into or terminates a New Swap Agreement shall within 10 Business Days thereafter deliver to the Company (i) an updated Schedule 8.8 describing the confirmation or termination related thereto or (ii) a copy of the confirmation or termination related thereto.
“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original Purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the Purchaser of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described on Schedule 8.8 hereto, (y) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled partial prepayment or a partial repayment or purchase of such Swapped Note prior to its scheduled maturity or an acceleration and rescission thereof of such Swapped Note as provided in Section 12.3. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within 10 Business Days thereafter deliver to the Company (i) an updated Schedule 8.8 describing the confirmation, assumption or termination related thereto or (ii) a copy of the confirmation, assumption or termination related thereto.
“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.
“Swapped Note” means any Note that as of the date of the Closing is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” for so long as the related Swap Agreement ceases to be in force in respect thereof; provided that if there is any Note that is a Swapped Note outstanding as of the date on which either the Company has provided notice of prepayment or offer of prepayment or purchase of such Note pursuant to Section 8 or such Note has become or is declared to be immediately due and payable pursuant to Section 12.1, then such Note shall be deemed to be a Swapped Note until payment in full of the principal, interest and Make-Whole Amount (if any) and Swap Breakage Amount due with respect to such Note.
“Swapped Note Applicable Percentage” means 0.50% (50 basis points) in the case of a computation of the Make-Whole Amount.
“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date, provided that if such Swap Agreement is not an Original Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Original Swap Agreement to which such holder was a party (or if such holder was never party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date.
“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.
“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10.00 a.m. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Swapped Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Note Remaining Average Life and (2) closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of the (x) Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Note Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.
“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years obtained by dividing (i) such Swapped Note Called Notional Amount into (ii) the sum of the products obtained by multiplying (a) the principal component of each Swapped Note Remaining Scheduled Swap Payment with respect to such Swapped Note Called Notional Amount by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payment.
“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that (i) if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 8.2, Section 8.3 or Section 12.1 and (ii) if the Swap Agreement with respect to such Swapped Note is not an Original Swap Agreement, then the interest on such Swapped Note Called Notional Amount shall not exceed the amount in Dollars that would have been due with respect to such Swapped Note under the terms of the Original Swap Agreement.
“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.9.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount or Swap Breakage Loss on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day; provided that any such payment of interest, principal of or Make-Whole Amount or Swap Breakage Loss on any Note that is due on a date that is a Business Day and is also a date on which commercial banks in Hong Kong Special Administrative Region of the People’s Republic of China are required or authorized to be closed, may be made on or prior to such Business Day and shall include the additional days, if any, that would have elapsed in the computation of interest payable pursuant to this clause if such payment was made on the Business Day in which such interest, principal of or Make-Whole Amount or Swap Breakage Loss on such Note was due.
Section 8.10.    Swap Breakage
(a)    If any Swapped Note is prepaid or purchased pursuant to Section 8.2, 8.3, 8.4, 8.7, 8.11 or Section 10.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1 (each a “Swap Unwind Event”), then upon any such Swap Unwind Event (i) any resulting Swap Breakage Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in Dollars no later than five Business Days after the date such holder has delivered the Swap Breakage Amount Notice with respect to such Swap Unwind Event and (ii) any resulting Swap Breakage Gain in connection therewith shall be forwarded to the

Company by the holder of such Swapped Note in Dollars no later than five Business Days after the date such holder shall have received payment in full of the principal, interest and Make-Whole Amount (if any) due hereunder with respect to such Swap Unwind Event, in each case unless alternative arrangements are otherwise agreed between the Company and the holder of a Swapped Note. Each holder of a Swapped Note shall be responsible for calculating its own Swap Breakage Amount in Dollars in connection with any Swap Unwind Event, and such calculations shall (unless alternative arrangements are otherwise agreed between the Company and the holder of a Swapped Note) promptly, but no longer than two Business Days following such Swap Unwind Event, be reported to the Company in writing and in reasonable detail (the “Swap Breakage Amount Notice”) and shall be binding on the Company absent demonstrable error.
(b)    As used in this Section 8.10, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, the amount that is received (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Gain”) or paid (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Loss”) by the holder of such Swapped Note in connection with a termination or amendment of its Swap Agreement resulting from a Swap Unwind Event, where:
(i)     such Swap Breakage Amount shall be calculated upon the inclusion of an accelerated exchange and payment of principal amounts and associated accrued and unpaid interest, whereby in connection with and incorporated into the termination or amendment of the Swap Agreement and determination of the Swap Breakage Amount, all remaining associated principal payments otherwise scheduled through the natural duration of the Swap Agreement and associated accrued and unpaid interest shall be accelerated and made (in their respective applicable currencies) at the time of the settlement of such termination or amendment (or, in the case of a Swap Unwind Event resulting from a Swapped Note becoming or being declared to be immediately due and payable pursuant to Section 12.1, as if such remaining associated principal payments and associated accrued and unpaid interest had been accelerated and made at the time of the settlement of such termination); and
(ii)     the holder of such Swapped Note shall determine such Swap Breakage Amount in good faith and in a commercially reasonable manner in accordance with customary practices for calculating such amounts under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”) pursuant to which such holder entered into such Swap Agreement and assuming for the purpose of such calculation that there are no transactions outstanding under such ISDA Master Agreement other than such Swap Agreement, provided, however, that if such holder (or its predecessor-in-interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the Swap Breakage Amount that would have been received or paid by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and (y) the Swap Breakage Amount actually received or paid by the holder of such Swapped Note under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party.
Section 8.11.    Change of Control Prepayment Offer(a)    .
    (a)    Promptly upon becoming aware that a Change of Control has occurred (and in any event not later than 10 Business Days thereafter), the Company shall give written notice (the “Change of Control Notice”) of such fact to each holder of the Notes. The Change of Control Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.11 and the rights of the holders hereunder, (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder at 100% of the principal amount of such Notes at par (without any Make-Whole Amount), together with interest accrued thereon to the prepayment date selected by the Company, which prepayment shall be on a Business Day specified in the Change of Control Notice, which date shall be a Business Day not less than 30 nor more than 90 days after such Change of Control Notice is given, and (iv) specify the date of the required response by the holders to such offer of prepayment (as required pursuant paragraph (b) below).
(b)    A holder of Notes may accept the offer to prepay made pursuant to this Section 8.11 by causing a notice of such acceptance to be delivered to the Company not more than 20 days after the date of the written offer notice referred to in paragraph (a) of this Section 8.11. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.11 shall be deemed to constitute a rejection of such offer by such holder.

(c)    On the prepayment date specified in the Change of Control Notice, the entire unpaid principal amount of the Notes held by each holder of Notes which has accepted such prepayment offer, together with interest accrued thereon to the prepayment date (but without any Make-Whole Amount), shall become due and payable. Payment of any Swap Breakage Amount in respect of Notes for which such offer has been accepted with respect to any Swapped Note shall be paid in accordance with Section 8.8.
(d)    For purposes of this Section 8.11, “Change of Control” means an event or series of events by which:
(i)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan (a “Group”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of greater than 50% of the equity securities of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii)     any sale, lease, exchange or other transfer occurs (in one transaction or a series of related transactions) of all or substantially all of the assets of the Parent Guarantor to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement); or

(iii)     the holders of Equity Interests of the Parent Guarantor approve any plan or proposal for the liquidation or dissolution of the Parent Guarantor (whether or not otherwise in compliance with the provisions of this Agreement).

SECTION 9.    Affirmative Covenants.
From the Execution Date until the First Closing and thereafter, the Obligors jointly and severally covenant that so long as any of the Notes are outstanding:
Section 9.1.    Compliance with Laws. Each Obligor will, and will cause each of its Restricted Subsidiaries to, comply with the Laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Obligors’ or any Restricted Subsidiary’s business, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance. Each Obligor will, and will cause each of its Restricted Subsidiaries to, maintain insurance as is customary and usual for the business of the Obligors and each Restricted Subsidiary.
Section 9.3.    Maintenance of Properties. Each Obligor will, and will cause each of its Restricted Subsidiaries to, (a) maintain, preserve and protect all of the Obligors and the Restricted Subsidiaries’ material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each of the foregoing clauses (a) and (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims. Each Obligor will, and will cause each of its Restricted Subsidiaries to, pay and discharge (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent Guarantor; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien that is not prohibited by Section 10.5 and would not reasonably be expected to have a Material Adverse Effect).
Section 9.5.    Corporate Existence, Etc. Each Obligor will, and will cause each of its Restricted Subsidiaries to (a) preserve, renew and maintain in full force and effect the Obligors and the Restricted Subsidiaries’ legal existence and good standing under the Laws of the jurisdiction of its respective organization except (i) in the case of a Restricted Subsidiary, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) in a transaction permitted by Sections 10.2 or 10.7 and (b) take all reasonable action to maintain all of the Obligors and the Restricted Subsidiaries’ rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 9.6.    Books and Records. Each Obligor will, and will cause each of its Restricted Subsidiaries to maintain adequate books and records, in which full, true and correct entries in conformity with GAAP as applicable, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Obligors and their Restricted Subsidiaries, as the case may be.
Section 9.7.    Subsidiary Guarantors. (a) Each Obligor will cause each of its Subsidiaries that guarantees any Indebtedness of the Parent Guarantor arising under the Credit Facility (any such guaranty, a “Credit Facility Subsidiary Guaranty”) to concurrently therewith:
(i)    enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount, Swap Breakage Loss or otherwise) and all amounts payable by the Obligors pursuant to this Agreement, including all indemnities, fees and expenses payable by the Obligors thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Obligors of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(ii)    deliver the following to each holder of a Note:
an executed counterpart of such Subsidiary Guaranty;
all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder;
any other such certificates, opinions or documents, if any, furnished by or on behalf of such Subsidiary Guarantor to the lenders under the Credit Facility with respect to such Credit Facility Subsidiary Guaranty (but applicable to such Subsidiary Guaranty instead of the Credit Facility Subsidiary Guaranty); and
evidence of the acceptance by Computershare of the appointment of designation as such Subsidiary Guarantor’s agent to receive, for it and on its behalf, service of process, for the period from the date of such Subsidiary Guaranty to March 8, 2044 (and the payment in full of all fees in respect thereof).
(b)    At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor under a Credit Facility Subsidiary Guaranty, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) from its obligations and liabilities under such Credit Facility Subsidiary Guaranty, (ii) at the time of, and immediately after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged from its obligations and liabilities under such Credit Facility Subsidiary Guaranty, any fee or other form of consideration is paid to the holders of Indebtedness under the Credit Facility for such release (excluding any arrangement, underwriting, syndication or similar fees paid to an arranger or underwriter of the Credit Facility in its capacity as such and not in its capacity as a lender or other holder of Indebtedness under the Credit Facility), the holders of the Notes shall receive, substantially concurrently therewith, consideration (expressed as a percentage of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Obligor or any of their Affiliates)) that is equivalent (expressed as a percentage of the sum of the principal amount of Indebtedness at the time outstanding and commitments at the time unfunded under the Credit Facility) to the aggregate amount of such consideration paid to such holders of Indebtedness under the Credit Facility and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.6, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release.

Section 9.8.    Designation of Unrestricted Subsidiaries. The Parent Guarantor may, from time to time, designate one or more Subsidiaries (other than an Obligor) as “Unrestricted Subsidiaries” by giving written notice to the holders of Notes; provided, however, that in no event may the Parent Guarantor designate any Subsidiary as an Unrestricted Subsidiary if, at the time of and immediately after giving effect to such designation, either (i) the Attributable Asset Share of the Parent Guarantor in all Unrestricted Subsidiaries exceeds 10% of the consolidated total assets of the Parent Guarantor and its Subsidiaries (based on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries delivered to the holders of Notes under Sections 7.1(a) or (b)), or (ii) the Attributable A/R Share of the Parent Guarantor in all Unrestricted Subsidiaries exceeds 10% of the net accounts receivable of the Parent Guarantor and its Subsidiaries (based on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries delivered to the holders of Notes under Sections 7.1(a) or (b)). As of the date of Closing, the Unrestricted Subsidiaries are set forth on Schedule 9.8. Any Subsidiary which has been designated as an Unrestricted Subsidiary pursuant to this Section 9.8 may, at any time thereafter, be redesignated as a Restricted Subsidiary by the Parent Guarantor; provided, however, that a Subsidiary that has been redesignated as a Restricted Subsidiary as provided in this sentence may not thereafter be designated or redesignated as an Unrestricted Subsidiary.
Section 9.9.    Anti-Corruption Laws and Sanctions Laws. The Obligors shall conduct their businesses in material compliance with applicable Anti-Corruption Laws, and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and applicable Sanctions by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents.
Section 9.10.    Most Favored Lender Provision.
(a)    If at any time the Credit Facility contains a Financial Covenant that is not contained in this Agreement or a Financial Covenant that is contained in this Agreement which would in any respect be more beneficial to the holders of Notes than the Financial Covenants set forth in this Agreement (any such provision, a “More Favorable Term”), then immediately and without any further action by the Obligors or any holder, such More Favorable Term shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Term shall have become effective under the Credit Facility. Within 10 Business Days of any incorporation of a More Favorable Term herein as aforesaid, the Obligors shall provide notice thereof (including information regarding the terms of such More Favorable Term) to the holders. Thereafter, the holders of the Notes and the Obligors shall (at the Obligors’ cost and expense) enter into any additional agreement or amendment to this Agreement as may be reasonably requested by the Required Holders or the Obligors evidencing any of the foregoing. An “Incorporated Covenant” means any More Favorable Term incorporated into this Agreement pursuant to this Section 9.10.
(b)    Provided that no Default or Event of Default is then in existence, any Incorporated Covenant (i) shall be deemed automatically amended herein to reflect any subsequent amendments, waivers, and modifications made to such More Favorable Term under the Credit Facility (including any associated cure right, cure period or grace period and any associated defined term and all qualifications, limitations, and exceptions thereto) and (ii) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Term is deleted or otherwise removed from the Credit Facility or the Credit Facility shall be terminated; provided, however, that if any fee or other consideration shall be given to the lenders under such Credit Facility solely in connection with any such amendment or deletion of a More Favorable Term (and for the avoidance of doubt, shall not include any fee related to any refinancing of the Credit Facility or any amendment to the Credit Facility not related to an amendment or deletion of a More Favorable Term), the pro rata equivalent of such fee or other consideration shall be given to the holders of the Notes substantially concurrently with such consideration being given to such lenders, determined in the case of a fee as an equivalent proportion of outstanding commitments or principal amount as applicable. Upon the occurrence of any event described in the preceding sentence, the Obligors shall provide notice thereof to the holders, and the holders of Notes and the Obligors shall (at the Obligors’ cost and expense) enter into any additional agreement or amendment to this Agreement reasonably requested by the Obligors or the Required Holders evidencing the amendment, waiver or deletion (as applicable) of any such Incorporated Covenants.
(c)    For the avoidance of doubt, any term (including the Financial Covenant in Section 10.8) included in this Agreement as of the First Closing (and as may be amended from time to time pursuant to Section 18), shall remain in this Agreement regardless of whether any Incorporated Covenants are incorporated into, deleted from, or otherwise modified in, this Agreement, except that the ratio included in Section 10.8 may be modified in accordance with Section 10.8.
Although it will not be a Default or an Event of Default if the Obligors fail to comply with any provision of Section 9 on or after the date of this Agreement and prior to the First Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

Section 9.11.    Anti-Social Forces. The Company hereby agrees, to the extent applicable to the Company under applicable laws, the Company will not (a) fall under any of the categories described in clauses (a) through (i) of Section 5.22; or (b) engage in, or cause any third party to engage in, any of the following: (i) making violent demands; (ii) making unjustified demands exceeding legal responsibility; (iii) using violence or threatening speech or behavior in connection with any transaction; (iv) damaging the trust of the holders of Notes by spreading rumor, using fraud or force, or obstructing the business of the holders of Notes; or (v) engaging in any act similar to the foregoing.
SECTION 10.    Negative Covenants.
From the Execution Date until the First Closing and thereafter, the Obligors jointly and severally covenant that so long as any of the Notes are outstanding:
Section 10.1.    Transactions with Affiliates. Each Obligor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Obligors, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to such Obligor or such Restricted Subsidiary, as the case may be, as would be obtainable by such Obligor or such Restricted Subsidiary, as the case may be, at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions expressly permitted by Section 10.2, Section 10.7(a), Section 10.7(b), or, in the case of transactions with Subsidiaries only, Section 10.7(f), (c) transactions between the Obligors and their Wholly-Owned Subsidiaries, (d) transactions among Wholly-Owned Subsidiaries, (e) transactions in the ordinary course of business related to the Obligors’ Hyperscale Strategy (e.g., the provision of services by a Restricted Subsidiary to a JV Entity related to the development or operations of xScale data centers under the relevant management agreements) or (f) other individual transactions that do not involve amounts in excess of $100,000,000 per transaction or series of related transactions, so long as the transactions permitted under this clause (f) do not in the aggregate exceed 1.5% of Adjusted Consolidated Total Assets in any calendar year.
Section 10.2.    Merger, Consolidation, Etc.
(a)    Each Obligor will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, enter into any consolidation, merger, or other combination (including, in each case, pursuant to a Division), except so long as no Event of Default has occurred and is continuing or would result therefrom:
(i)    each Obligor may consolidate, merge or combine with any Subsidiary if such Obligor is the surviving entity,
(ii)    any Subsidiary may consolidate, merge or combine with any Restricted Subsidiary,
(iii)    any Subsidiary that is not a Restricted Subsidiary may consolidate, merge or combine with any Subsidiary that is not a Restricted Subsidiary, and
(iv)    each Obligor or a Subsidiary may consolidate, merge or combine with any Person in connection with a Permitted Acquisition or a transaction permitted by Section 10.7, so long as, if such Obligor is a party to such Permitted Acquisition or transaction permitted by Section 10.7, such Obligor shall be the surviving entity;
(b)    Each Obligor will not, and will not permit any Domestic Subsidiary to, liquidate or dissolve its business except in the case of a Domestic Subsidiary as may be permitted by Section 10.7(a) or Section 10.7(b).
Section 10.3.    Line of Business. Each Obligor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any business activities substantially different from the present business of the Obligors and their Subsidiaries on the date hereof or reasonably related thereto.
Section 10.4.    Economic Sanctions, Etc. Each Obligor will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction would be in violation of, or would result in the imposition of sanctions under, any U.S. Economic Sanctions Laws applicable to such Obligor or such Controlled Entity, except, in the case of this clause (b), to the extent that such violation or sanctions, if imposed, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 10.5.    Liens. Each Obligor will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens existing on the date hereof and listed on Schedule 10.5;
(b)    Liens for taxes and assessments not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    statutory Liens of landlords and Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(d)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    normal and customary bankers’ Liens and rights of setoff arising in the ordinary course of business with respect to cash and cash equivalents, provided that such cash and cash equivalents are not dedicated cash collateral in favor of such depository institution and are not otherwise intended to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to deposit accounts, and for returned items);
(g)    normal and customary rights of setoff and similar Liens arising under bona fide interest rate or currency hedging agreements, which are not for speculative purposes;
(h)    to the extent constituting a Lien, the interest of landlords and lessors under Operating Leases permitted hereunder, and any precautionary Uniform Commercial Code financing statements filed in connection therewith;
(i)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(j) easements, rights-of-way, restrictions and other similar encumbrances, affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(k)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(j);
(l)    Liens securing Indebtedness in respect of Finance Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (including the costs of construction, improvement or rehabilitation of such fixed or capital assets); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, or the cost of construction, improvement or rehabilitation of such fixed or capital assets, as applicable;
(m)    leases, subleases, licenses and sublicenses which do not materially interfere with the business of the Obligors or any Restricted Subsidiary;
(n)    Liens existing on property or assets of any Person at the time such Person becomes a Restricted Subsidiary or such property or assets are acquired, but only, in any such case, (i) if such Lien was not created in contemplation of such Person becoming a Restricted Subsidiary or such property or assets being acquired, and (ii) so long as such Lien does not encumber any assets other than the property subject to such Lien at the time such Person becomes a Subsidiary or such property or assets are acquired;

(o)    any renewals, replacements or extensions of the Liens described in clauses (a), (l) or (n) above, provided that (i) the property covered thereby is not expanded and (ii) the amount secured or benefited thereby is not increased;
(p)    Liens on JV Interests held by any Obligor or a Restricted Subsidiary in JV Entities securing the obligations of such Obligor or Restricted Subsidiary to honor put rights and put options in favor of joint venture partners with respect to the JV Interests held by joint venture partners in such JV Entities, provided that such Liens shall attach only to the JV Interests held by the Obligors or a Restricted Subsidiary and not to any other assets of such Obligor or Restricted Subsidiary;
(q)    Liens arising in connection with Sale-Leaseback Transactions permitted under Section 10.7(l)
(r)    Liens in the form of cash collateral securing reimbursement obligations under bank guarantees, letters of credit and other documentary credits not issued hereunder but permitted by Section 10.6, not to exceed $100,000,000 in the aggregate;
(s)    Liens arising from sales or discounts of accounts receivable to the extent permitted under Section 10.7(g);
(t)    Liens granted by any Restricted Subsidiary in favor of any other Restricted Subsidiary or the Parent Guarantor;
(u)    Liens resulting from escrow or deposits of cash required to satisfy “funds certain” or good faith deposit requirements in connection with Permitted Acquisitions; provided, that the applicable Liens shall terminate upon the earliest of (x) the consummation of the applicable Permitted Acquisition and (y) the date of the termination or abandonment of such Permitted Acquisition; and
(v)    other Liens not otherwise permitted by clauses (a) through (u) of this Section 10.5, provided that at the time of, and after giving effect to, the creation or assumption of any such Lien the sum, without duplication of (i) the aggregate amount of all Indebtedness of the Parent Guarantor and its Restricted Subsidiaries that is secured by any Liens not otherwise permitted under clauses (a) through (u) of this Section 10.5 plus (ii) the aggregate amount of Indebtedness of Restricted Subsidiaries permitted under clause (m) of Section 10.6, shall not exceed the greater of $4,200,000,000 and 15% of Adjusted Consolidated Total Assets as of the end of the most recently ended fiscal quarter prior to the attachment of such Liens, provided, further, that notwithstanding the foregoing, the Obligors shall not, and shall not permit any of their Subsidiaries to, secure pursuant to this Section 10.5(v) any Indebtedness outstanding under or pursuant to the Credit Facility (other than reimbursement obligations with respect to letters of credit, bank guaranties or similar instruments that are secured by cash collateral) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.
Section 10.6.    Indebtedness. Each Obligor will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise be directly or indirectly liable for any Indebtedness, except:
(a)    Indebtedness outstanding on the date of Closing and set forth on Schedule 5.15 hereto, reduced by the amount of any scheduled amortization payments, mandatory prepayments when actually paid, conversions or permanent reductions thereof;

(b)    Attributable Indebtedness in respect of Finance Leases and Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets, so long as no Default or Event of Default has occurred and is continuing or would result from the creation, incurrence or assumption thereof;

(c)    Swap Obligations; provided that such Swap Obligations are entered into to protect the Parent Guarantor or any of its Restricted Subsidiaries from fluctuations in interest rates, currency exchange rates or commodity prices (and not for speculative purposes);

(d)    intercompany Indebtedness owing to the Parent Guarantor or a wholly-owned Restricted Subsidiary;

(e)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(f)    Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid, appeal or similar bonds, completion guarantees, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(g)    (i) any Indebtedness incurred by any Restricted Subsidiary (such Indebtedness, “Refinancing Indebtedness”) that refinances Indebtedness incurred by such Restricted Subsidiary, or that such Restricted Subsidiary is otherwise permitted to maintain, under Section 10.6(a) or Section 10.6(k); provided, that (w) the weighted average life to maturity of such Refinancing Indebtedness is not less than the weighted average life to maturity of the existing Indebtedness being refinanced, (x) the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such existing Indebtedness being refinanced (plus accrued interest, any premium, and reasonable fees and expenses incurred by such Restricted Subsidiary in connection with such refinancing), (y) to the extent such existing Indebtedness being refinanced is secured, such Refinancing Indebtedness is secured by no more collateral, and with no more senior lien priority, than such existing Indebtedness being refinanced and (z) the guarantors and obligors in respect of such Refinancing Indebtedness are the same as, or a subset of, the guarantors and obligors in respect of such Indebtedness being refinanced and (ii) any Guaranty of the Refinancing Indebtedness described in the foregoing clause (i), but only to the extent such Guaranty exists with respect to the Indebtedness being refinanced at the time such refinancing occurs and is not created in contemplation of such refinancing;

(h)    Indebtedness consisting of “earn-out” obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets not to exceed $100,000,000 in the aggregate;

(i)    Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business, including in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 60 days following the incurrence thereof not to exceed $100,000,000 in the aggregate;

(j)    Indebtedness arising in connection with Sale-Leaseback Transactions, provided that the Lien securing such Indebtedness is permitted under Section 10.5;

(k)    Acquired Indebtedness;

(l)    Indebtedness represented by Guaranties of Indebtedness of a Restricted Subsidiary that such Restricted Subsidiary is permitted to incur, or that is otherwise permitted to be maintained by such Restricted Subsidiary, under clauses (b) through (f), (h), (i), (j) or, if such Indebtedness is secured by a Lien permitted under Section 10.5; and

(m)    other Indebtedness so long as no Default or Event of Default has occurred and is continuing or would result from the creation, incurrence or assumption thereof; provided that the sum, without duplication, of (i) Indebtedness of the Parent Guarantor and its Restricted Subsidiaries that is secured by Liens permitted under clause (v) of Section 10.5 and (ii) Indebtedness of Restricted Subsidiaries that is not otherwise permitted by clauses (a) through (l) of this Section 10.6 shall not exceed the greater of $4,200,000,000 and 15% of Adjusted Consolidated Total Assets as of the end of the most recently ended fiscal quarter prior to the incurrence of such Indebtedness.

Section 10.7.    Maintenance of Assets; Dispositions. Each Obligor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell, assign, lease, transfer or otherwise Dispose of (collectively, “Transfer”) any part of the business or assets of the Obligors or any Restricted Subsidiary (including, in each case, pursuant to a Division), except:
(a)    Transfers (including any disposition that is in the nature of a liquidation or dissolution) by any Wholly-Owned Subsidiary to (1) any Obligor or (2) any other wholly-owned Subsidiary, provided no Transfer from a Restricted Subsidiary to an Unrestricted Subsidiary may be made pursuant to this Section 10.7(a) if, immediately after giving effect to such Transfer, either (A) the Attributable Asset Share of the Parent Guarantor in all Unrestricted Subsidiaries would exceed 10% of the consolidated total assets of the Parent Guarantor and its Subsidiaries (based on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries delivered to the holders of Notes under Sections 7.1(a) or (b)), or (B) the Attributable A/R Share of the Parent Guarantor in all Unrestricted Subsidiaries would exceed 10% of the net accounts receivable of the Parent Guarantor and its Subsidiaries (based on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries delivered to the holders of Notes under Sections 7.1(a) or (b));

(b)    Transfers (including any disposition that is in the nature of a liquidation or dissolution) (i) by any Subsidiary to any Obligor or any Subsidiary, provided no Transfer from a Restricted Subsidiary to an Unrestricted Subsidiary may be made pursuant to this Section 10.7(b)(i) if, immediately after giving effect to such Transfer, either (A) the Attributable Asset Share of the Parent Guarantor in all Unrestricted Subsidiaries would exceed 10% of the consolidated total assets of the Parent Guarantor and its Subsidiaries (based on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries delivered to the holders of Notes under Sections 7.1(a) or (b)), or (B) the Attributable A/R Share of the Parent Guarantor in all Unrestricted Subsidiaries would exceed 10% of the net accounts receivable of the Parent Guarantor and its Subsidiaries (based on the most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries delivered to the holders of Notes under Sections 7.1(a) or (b))or (ii) so long as no Default would result from such Transfer, by any Obligor to any Restricted Subsidiary which does not constitute a Change of Control;

(c)    leases or subleases of, or occupancy agreements with respect to, real property (including IBX centers);

(d)    non-exclusive licenses of intellectual property and similar arrangements for the use of the property of the Obligors in the ordinary course of business;

(e)    sales of inventory to customers in the ordinary course of business;

(f)    Transfers of cash, cash equivalents and marketable securities in the ordinary course of business, including, without limitation, to a Subsidiary;

(g)    sales or discounts of accounts receivable without recourse in the ordinary course of business (and excluding accounts receivable which have been fully reserved or written off) in connection with accounts receivable that are more than 90 days past due;

(h)    Transfers of worn-out, obsolete or surplus equipment no longer used in the ordinary course of business;

(i)    the abandonment or other disposition of intellectual property that is no longer economically practicable to maintain or useful in the conduct of business;

(j)    Transfers of assets subject to a casualty or event of loss covered by insurance following the receipt of insurance proceeds with respect to such casualty or event of loss;

(k)    Transfers constituting Liens permitted under Section 10.5 and Investments or Restricted Payments that are not prohibited by this Agreement;

(l)    Sale-Leaseback Transactions to the extent not otherwise prohibited hereunder;

(m)    Transfers of assets required by Governmental Authorities as a condition to their approval of the consummation of Permitted Acquisitions;

(n)    Transfers of assets consisting of development-stage hyperscale assets (i.e., land, development rights and hyperscale assets under construction that have not yet reached “ready for service” date) to JV Entities so long as the aggregate book value of assets so Transferred in any fiscal year under this clause (n) does not exceed 7.5% of Adjusted Consolidated Total Assets determined as of the most recently ended fiscal quarter; and

(o)    other Transfers not otherwise permitted by this Section 10.7, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate book value of assets so Transferred in any fiscal year of the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, under this clause (o) does not exceed 15% of Adjusted Consolidated Total Assets.
Section 10.8.    Consolidated Net Leverage Ratio.
The Parent Guarantor shall not permit the Consolidated Net Leverage Ratio, as of the end of any fiscal quarter of the Parent Guarantor, to exceed 6.50 to 1.00 (or the correlative ratio in effect from time to time in the corresponding financial covenant in the Credit Facility, not to exceed 7.00 to 1.00); provided that, for any such date occurring after a Qualifying Acquisition and on or prior to the last day of the third full fiscal quarter of the Parent Guarantor ending after the consummation of such Qualifying Acquisition, the Parent Guarantor will not permit such ratio as of such date to exceed 7.00 to 1.00 (or the correlative ratio in effect from time to time in the corresponding financial covenant in the Credit Facility, not to exceed 7.50 to 1.00).

If at any time the ratios of the Consolidated Net Leverage Ratio in this Section 10.8 are amended to correspond to a change in the respective ratios in corresponding financial covenant in the Credit Facility (which is currently set forth in Section 7.10 of the Credit Facility) (any such amendment being referred to herein as a “Leverage Ratio Modification”), and the result is to make the Consolidated Net Leverage Ratio in this Section 10.8 less restrictive, then, (a) as condition to the effectiveness of such Leverage Ratio Modification, no Default or Event of Default shall have occurred and be continuing at such time and (b) if any fee or other form of consideration is given to any lender under the Credit Facility solely for the purposes of effectuating such amendment of a Leverage Ratio Modification (and for the avoidance of doubt, shall not include any fee related to any refinancing of the Credit Facility or any amendment to the Credit Facility not related to an amendment or deletion of a Leverage Ratio Modification), the holders shall receive equivalent consideration payable on a pro rata basis in accordance with each holder’s outstanding principal amount of Notes prior to or concurrently with the effectiveness of any such amendment relative to the aggregate commitments under the Credit Facility. The Obligors shall, within 10 Business Days after any Leverage Ratio Modification, provide notice, a description and certification thereof by way of delivery of an Officer’s Certificate to each holder (which notice shall also include a certification that no Default or Event of Default has occurred and is continuing and whether any fee or other form of consideration is required to be paid to the holders pursuant to the previous sentence). Upon the request of the Obligors or the Required Holders, the Obligors and the holders shall enter into an amendment to this Agreement evidencing any Leverage Ratio Modification, provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such Leverage Ratio Modification.
Section 10.9.    Restricted Payments. Each Obligor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a)    any Subsidiary may pay dividends or distributions on its Equity Interests to an Obligor or to any intervening Subsidiary of such Obligor;

(b)    dividends or distributions payable solely in Equity Interests (other than Equity Interests that are mandatorily redeemable or redeemable at the option of the holder thereof on any date that is earlier than 91 days after the Maturity Date in effect at the time of the declaration or making of such dividend or distribution);

(c)    cash payments (i) for repurchases by the Parent Guarantor of common stock of the Parent Guarantor from officers, directors and employees of the Parent Guarantor or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Parent Guarantor, and (ii) in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Guarantor, in an aggregate amount, for the foregoing sub-clauses (c)(i) and (c)(ii), not to exceed $20,000,000 in any fiscal year;

(d)    noncash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price and related statutory withholding taxes of such options or warrants;

(e)    the Parent Guarantor may (i) issue and deliver Permitted Junior Securities upon conversion of Convertible Subordinated Notes in accordance with the terms of the applicable indenture for such Convertible Subordinated Notes and (ii) unless (x) an Event of Default described in Section 11 has occurred and is continuing or (y) a payment blockage period is in effect under the terms of the applicable indenture for any Convertible Subordinated Notes, make (A) regularly scheduled payments of cash interest and mandatory principal payments on such Convertible Subordinated Notes, in each case, in accordance with the terms of the applicable indenture for such Convertible Subordinated Notes, and (B) cash Restricted Payments in satisfaction of fractional shares in connection with a conversion of such Convertible Subordinated Notes into Permitted Junior Securities in accordance with the terms of the applicable indenture for such Convertible Subordinated Notes;

(f)    so long as (i)(A) the Parent Guarantor believes in good faith that it qualifies as a REIT, (B) the Parent Guarantor has not publicly disclosed an intention to no longer be treated as a REIT, and (C) no resolution shall have been adopted by the Parent Guarantor’s board of directors abandoning or otherwise contradicting its intent to elect to be treated as a REIT, or (ii) the Parent Guarantor is a REIT, the Parent Guarantor may make cash dividends and distributions to its shareholders notwithstanding that any Default may have occurred and be continuing; provided, that such cash dividends and distributions do not exceed in the aggregate for any period of four consecutive fiscal quarters of the Parent Guarantor (x) 100% of Funds From Operations for such period or (y) such greater amount as may be required for the Parent Guarantor to continue to be qualified as a REIT or to avoid the imposition of income or excise taxes on the Parent Guarantor; and

    (g)    to the extent that no Default shall have occurred and be continuing at the time of such action or would result therefrom, Restricted Payments not otherwise permitted by clauses (a) through (f).

Although it will not be a Default or an Event of Default if the Obligors fail to comply with any provision of Section 10 before or after giving effect to the issuance of the Notes on a pro forma basis, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

SECTION 11.    Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, or Swap Breakage Loss payable, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or
(c)    any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 10 or any Incorporated Covenant in effect pursuant to Section 9.10; or
(d)    any Obligor or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Obligors receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Obligors or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) under any agreement evidencing Indebtedness of the Obligors or their Subsidiaries in a principal amount in excess of $400,000,000 (other than any Indebtedness of any Unrestricted Subsidiary for which there is no recourse to the Obligors or any Restricted Subsidiary) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or any other event occurs with respect to such Indebtedness, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness, or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Indebtedness to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract (other than a Swap Contract entered into by an Unrestricted Subsidiary for which there is no recourse to the Parent Guarantor or any Restricted Subsidiary) an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Obligors or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Obligors or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value due and payable by the Company or such Subsidiary as a result thereof is $400,000,000 or more; or
(g)    any Obligor or any Material Subsidiary (i) fails generally to pay, or admits in writing its inability to pay, its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or
(h)    a receiver or similar official is appointed for a substantial portion of the Obligors’ or any Material Subsidiary’s business, or the business is terminated; or

(i)    the Obligors or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(j)    (i) any judgments or arbitration awards are entered against the Obligors or any Subsidiary thereof (other than, solely with respect to judgments or awards as to which there is no claim or recourse against the Obligors or any Restricted Subsidiary, any Unrestricted Subsidiary) in an aggregate amount of $400,000,000 or more, and there is a period of 45 consecutive days during which either such judgments or arbitration awards remain unpaid or unsatisfied or a stay of enforcement of such judgments, by reason of a pending appeal, is not in effect; or (ii) any one or more non-monetary final judgments are entered against the Obligors or any Subsidiary thereof that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is a period of 45 consecutive days during which a stay of enforcement of such non-monetary final judgment(s), by reason of a pending appeal, is not in effect; or
(k)    (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Obligors under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount of $400,000,000 or more, or (ii) the Obligors or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount of $400,000,000 or more; or
(l)    any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.
SECTION 12.    Remedies on Default, Etc.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to any Obligor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), (y) the Make-Whole Amount determined in respect of such principal amount and (z) with respect to any Swapped Notes, Swap Breakage Loss, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes and Swap Breakage Loss, if any, on any Swapped Notes, that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and Swap Breakage Loss, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
SECTION 13.    Tax Indemnification; FATCA Information.
(a)    All payments whatsoever under this Agreement and the Notes will be made by the Obligors in the Applicable Currency free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
(b)    If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by such Obligor under this Agreement or the Notes, such Obligor will pay to the relevant Taxing Jurisdiction the full amount required to be withheld or deducted before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction or withholding (including any required deduction or withholding of Tax on or with respect to such additional amount), shall equal the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
(i)    any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, beneficial owner, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;
(ii)    with respect to the Taxing Jurisdiction, any Tax that would not have been imposed, subject to Sections 13(b)(iii) and 13(c) with respect to Japan, but for (x) the delay or failure by such holder or beneficial owner (following a written request by the Company) in (A) the filing with the relevant Taxing Jurisdiction of correct and validly executed Forms (as defined below) that are required to be filed by such holder or beneficial owner to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction) or (B) the delivery of the relevant Forms, which shall be correct and validly executed, to the Company or its paying agent to avoid or reduce such Taxes (including for such purpose any delivery of additional or updated Forms that may from time to time be required) as provided in Section 13(c), and such delay or failure could have been lawfully avoided by such holder or beneficial owner, provided that such holder or beneficial owner is not required to file such Forms under this sub-clause (ii) if the filing of such Forms would not be customary under the laws or practices of the relevant Taxing Jurisdiction or would impose any unreasonable burden (in time, resources or otherwise) on such holder or beneficial owner or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person, or (y) any such Forms ceasing to be true and correct other than solely as a result of the change in law in the relevant Taxing Jurisdiction; and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); and for purposes of Section 13 in the case of holders that are entities or arrangements treated as fiscally transparent under the Tax laws of the relevant Taxing Jurisdiction or an applicable tax treaty, direct and indirect owners shall be treated as beneficial owners;
(iii)    with respect to Japan, (A) any Tax that would not have been imposed but for the delay or failure by such holder or beneficial owner to duly complete and submit to the Company one of the following Forms (substantially in the form of Schedule 13(I) or 13(II)) from the beneficial owner: (i) a “Written Application for Tax Exemption” (in the case of exemption under the Act on Special Measures Concerning Taxation of Japan), together with the relevant documentary evidence regarding its identity and residence (with descriptions of the name and address of such beneficial owner and, if an individual number or corporate number of such beneficial owner has been designated by the Japanese national tax authorities, such designation notification document), through its custodian if applicable, in advance of each interest payment date with respect to the Notes or (ii) an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Interest” (in the case of exemption under any income tax treaty between Japan and its country of tax residence), together with the “Attachment Form for Limitation on Benefits Article” and an official tax residency certificate issued by the competent tax authority of the country of tax residence of such beneficial owner, at least ten (10) Business Days prior to the first interest payment date with respect to the Notes (and including any refilings or renewals of filings as necessary), or (B) any Tax that would not have been imposed but for a beneficial owner (a) being a Japanese Resident, (b) being a Japanese Non-resident and having any permanent establishment in Japan where the receipt of interest on the Notes is attributable to or effectively connected with the business of such beneficial owner carried on within Japan through such permanent establishment, (c) having a special relationship with the Company as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan, or (d) (in the case that an exemption is provided under any income tax treaty between Japan and the beneficial owner’s country of tax residence) failing to qualify for benefits under such income tax treaty other than as a result of a change in law after the date in which the beneficial owner acquired its interest in the Notes;
(iv)    any Tax imposed under FATCA; or
(v)    any combination of clauses (i), (ii), (iii) and (iv) above;
provided further that in no event shall an Obligor be obligated to pay such additional amounts to or in respect of any holder or beneficial owner (i) not resident in the United States of America or the United Kingdom for tax purposes in excess of the amounts that the applicable Obligor would be obligated to pay if such holder or beneficial owner had been a resident of the United States of America or the United Kingdom, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or the United Kingdom and the relevant Taxing Jurisdiction, (ii) that is a Japanese Resident or is otherwise subject to Japanese tax on a net income basis or (iii) whose Notes are registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.
(c)    By acceptance of any Note, the holder or beneficial owner of such Note agrees, subject to the limitations of clauses (b)(ii) and (iii), that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder or beneficial owner in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of any applicable income tax treaties with such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that, with respect to the Taxing Jurisdiction other than Japan, nothing in this Section 13 shall require any holder or beneficial owner to provide information with respect to any such Form or otherwise if such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that, with respect to the Taxing Jurisdiction other than Japan, each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date. Each holder and beneficial owner agrees that if any Form it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such Form or promptly notify the Company in writing of its legal inability to do so. It is understood and agreed that, with respect to Japan, the Forms include a (i) “Written Application for Tax Exemption” (in the case of exemption under Article 6 of the Act on Special Measures Concerning Taxation of Japan as well as its subordinate regulations), which must be submitted to the Company or its paying agent in accordance with the Company’s instructions but in any event at least ten (10) Business Days prior to each interest payment date, and (ii) “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Interest”, together with the “Attachment Form for Limitation on Benefits Article” (in the case of exemption under any income tax treaty between Japan and its country of tax residence as well as the Japanese domestic tax statute and its subordinate regulations implementing such treaty), which must be submitted to the Company or its paying agent in accordance with the Company’s instructions but in any event at least ten (10) Business Days prior to the initial interest payment date, and must be updated and resubmitted every three year anniversary from the initial filing of such Form (or every one year anniversary in certain cases as specifically provided in Instruction 2 to the Attachment Form for Limitation on Benefits Article).
(d)    On or before the date of the Closing the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Japan or submitted to the Company pursuant to Section 13(b)(iii), if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.
(e)    If any payment is made by an Obligor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by an Obligor pursuant to this Section 13, then, if such holder at its reasonable discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, promptly reimburse to the applicable Obligor such amount as such holder shall, in its reasonable discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13(b)(ii) or 13(b)(iii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.
(f)    The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by an Obligor of any Tax withheld in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.
(g)    If an Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Obligor would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then such Obligor will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by an Obligor) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction together with any documentation reasonably requested by the Obligor establishing that such liability was imposed as a result of the Obligor’s failure to deduct or withhold (and in the case of any related interest or penalties, that such interest or penalties arose by virtue of a default or delay by the Obligor).
(h)    If (i) subsequent to making a payment on the Notes without withholding or deduction of Japanese Tax the Company is required to remit to the Governmental Authority of Japan any amount in respect of Japanese Tax that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to comply with the procedures described in Section 13(c) or to otherwise properly claim an exemption from Japanese Tax imposed with respect to such payment, and (ii) such beneficial owner would not have been entitled to receive an additional amounts under Section 13(b) with respect to such payment had Japanese Tax been withheld from the payment when it was made, such beneficial owner shall be required to reimburse the Company for the amount remitted by the Company to the Governmental Authority of Japan. The Company shall notify, directly or through a paying agent, such beneficial owner of the amount to be reimbursed to the Company.
(i)    If an Obligor makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.
(j)    The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.
(k)    By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for any Obligor to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for any Obligor to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 13(j) shall require any holder to provide information that is confidential or proprietary to such holder unless an Obligor is required to obtain such information under FATCA and, in such event, each Obligor shall treat any such information it receives as confidential, but is authorized to disclose such information to any Governmental Authority as may be required under FATCA. Solely for purposes of this clause (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For the avoidance of doubt, any IRS Form W-8 shall not be considered to require disclosure of confidential or proprietary information.
(l)    Pursuant to Section 15.3, the Company may designate in writing from time to time a Company Agent for purposes of assisting the Company with certain administrative and operational procedures relating to tax compliance, including the preparation, delivery and review of Forms in respect of Japan, all as provided in this Section 13. At any such time that the Company shall have designated a Company Agent for such purpose, the Company shall cause the Company Agent to comply with the terms and conditions set forth in this Section 13 and all dealings under this Section 13 by any holder shall be with such Company Agent. Any notices with respect to this Section 13 to or from the Company Agent shall be made in accordance with Section 19. By acceptance of any Note, the holder of such Note agrees that such holder will promptly cooperate with the reasonable instructions and requests from the Company Agent for Forms and other pertinent information needed to carry out its duties under this Section 13, including such information needed to complete the Company Agent’s customary “know-your-customer” review process to its reasonable satisfaction.
SECTION 14.    Registration; Exchange; Substitution of Notes.
Section 14.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 14.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company Agent at the address and to the attention of the designated officer (all as specified in Section 19(a)(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same series, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1-A, 1-B, 1-C, 1-D or 1-E as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. The Series A Notes, the Series B Notes, the Series C Notes and the Series D shall not be transferred in denominations of less than ¥25,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than ¥25,000,000. Pursuant to the exemption from the registration requirements of the FIEA, (i) with respect to the portion of the Series C Notes to be offered and sold in Japan, any holder of such Series C Note that is a Japanese Resident may transfer such Series C Note only (x) to a “Qualified Institutional Investor” as defined under Article 2(3)(i) of the FIEA; Article 10(1) of the Definition Ordinance or (y) to a Japanese Non-resident so long as no solicitation is conducted in Japan, and (ii) with respect to the Series E Notes to be offered and sold in Japan, no Series E Note may be issued in or split into a smaller denomination than ¥250,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. Any transferee, by its acceptance of a Series E Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3(b). For the avoidance of doubt, it is acknowledged and agreed that all the Series C Notes other than the portion mentioned in (i) above are to be offered and sold outside of Japan.
Section 14.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.4.    Note Registrar and Transfer Agent. Pursuant to Section 15.3, the Company may designate in writing from time to time a Company Agent for purposes of maintaining a note registrar and transfer agent for the registration of transfers, exchanges and replacement of Notes, all as provided in this Section 14 and subject to the provisions of the paying agency agreement (the “Paying Agency Agreement”) between the Company and the initial Company Agent, which will be executed prior to the First Closing. At any such time that the Company shall have designated the Company Agent for such purposes, the Company shall cause the Company Agent to comply with the terms and conditions set forth in this Section 14 and all dealings under this Section 14 by any holder shall be with such Company Agent. Any notices with respect to this Section 14 to or from the Company Agent shall be made in accordance with Section 19.
SECTION 15.    Payments on Notes.
Section 15.1.    Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, Swap Breakage Loss, if any, and interest becoming due and payable on the Notes shall be made by the Company in the Applicable Currency in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction (or at the designated office of the Company Agent specified in Section 19, at any time such Company Agent has been so designated pursuant to Section 15.3). The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.    Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Swap Breakage Loss, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.
Section 15.3.    Company’s Agent. The Company may from time to time appoint, and may at any time cancel the appointment of, a bank, trust company or nationally recognized transfer agent to serve as its agent (the “Company Agent”) to perform on behalf of the Company its obligations under this Section 15 as well as certain other administrative obligations of the Company under this Agreement, including serving as paying agent, note registrar and transfer agent and delivering any notices and documents (including tax forms) required to be delivered by or to the Company. The Company hereby designates and authorizes Law Debenture Trust (Asia) Limited as the initial Company Agent. In the event such appointment is cancelled or any other appointment shall be made, written notice shall be given of any such cancellation of appointment or appointment, which notice shall set forth the name, delivery and mailing address, e-mail address, facsimile number and other information for notices for the Company or any replacement of the Company Agent or Note Registrar. During such time as a Person is appointed to serve as the Company Agent, every act, omission, undertaking, notice, document delivery or other communication by the Company Agent in such capacity shall be binding for all purposes on the Company as if such act, omission, undertaking, notice, document delivery or other communication had been performed, omitted, given, delivered or communicated by the Company.

Section 15.4.    Payments Record Date. Notwithstanding anything to the contrary herein, payments under the Notes will be made to the holders shown on the register as of the fifth (5th) Business Day preceding the relevant payment date (each, a “Record Date”). Therefore, for purposes of determining payments eligibility, any transfer of Notes occurring between a Record Date and a payment date will take effect, and will be shown on the register, only after that payment date.

SECTION 16.    Expenses, Etc.
Section 16.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,500. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
Section 16.2.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or Japan or any other jurisdiction of organization of the Company or any Subsidiary Guarantor or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 16.3.    Survival. The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.
SECTION 17.    Survival Of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Obligors pursuant to this Agreement shall be deemed representations and warranties of such Obligors under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 18.    Amendment and Waiver.
Section 18.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
(b)    no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 13, 18, 21, 23.8 or 24.
Section 18.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Obligors will provide each Purchaser and holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 or any Subsidiary Guaranty to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.
(b)    Payment. The Obligors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary

Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) the Parent Guarantor, (iii) any Subsidiary or any other Affiliate or (iv) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with any Obligor and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 18.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 or any Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Obligor and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.
Section 18.4.    Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any Affiliate of any Obligor shall be deemed not to be outstanding.
SECTION 19.    Notices; English Language.
(a)    Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
(iii)    if to the Company or the Parent Guarantor, to the Parent Guarantor at its address set forth in this clause and to the attention of:
Equinix, Inc.
One Lagoon Drive
Redwood City, CA 94065

Attention: Treasurer
Telephone: (650) 598-6000
Telecopier: (650) 598-6900

Electronic Mail:
dbuza@equinix.com
treasurycapmarket@equinix.com
APACTreasury@ap.equinix.com
AMERTreasury@equinix.com
Website Address: www.equinix.com

with a copy to:

Equinix, Inc.
One Lagoon Drive
Redwood City, CA 94065
Attention: General Counsel
Telephone: (650) 598-6000
Facsimile: (650) 598-6900

or at such other address as the Company shall have specified to the holder of each Note in writing,
(iv)    if to the Company Agent, to Law Debenture Trust (Asia) Limited, at Suite 1301, 13/F, Ruttonjee House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong, Attention: Corporate Trust, Facsimile: +852 2234 9765, HongKongTrusts@lawdeb.com, or at such other address as the Company Agent shall have specified to the Company and each other party hereto in writing, and
(v)    if to the Note Registrar, to Law Debenture Trust (Asia) Limited, at Suite 1301, 13/F, Ruttonjee House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong, Attention: Corporate Trust, Facsimile: +852 2234 9765, HongKongTrusts@lawdeb.com acting in its capacity as note registrar and transfer agent, or at such other address as the Note Registrar shall have specified to the Company and each other party hereto in writing.
Notices under this Section 19 will be deemed given only when actually received.
(b)    Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.
(c)    This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Japan or any other jurisdiction in respect hereof or thereof.
SECTION 20.    Reproduction of Documents.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each Obligor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit any Obligors or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 21.    Confidential Information.
For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company, the Parent Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, the Parent Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company, the Parent Guarantor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by any Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 21.
In the event that as a condition to receiving access to information relating to the Company, the Parent Guarantor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Obligors, this Section 21 shall supersede any such other confidentiality undertaking.
SECTION 22.    Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
SECTION 23.    Miscellaneous.
Section 23.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 23.2.    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 23.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 23.4.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 23.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
    The parties agree to electronic contracting and signatures with respect to this Agreement, the Notes, the other Closing documents and any other documents required to be delivered hereunder (collectively, the “Note Documents”).  Delivery of an electronic signature to, or a signed copy of, this Agreement and such other Note Documents by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the manually signed originals and shall be admissible into evidence for all purposes.  Notwithstanding the foregoing, if any Purchaser shall request (whether directly or through the Purchasers’ special counsel referred to in Section 4.4) manually signed counterpart signatures to any Note Document or a manually signed Note, the Company hereby agrees to deliver such manually signed counterpart signatures or Note to such Purchaser (or to such special counsel on behalf of such Purchaser) within 15 Business Days of such request or such longer period as the requesting Purchaser and the Company may agree. For the avoidance of doubt, the Company acknowledges and agrees that manually signed counterpart signatures to the Notes are required to be delivered at the Closing.

Section 23.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 23.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) Each of the Obligors irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each of the Obligors irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Each of the Obligors agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)    Each of the Obligors consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to Equinix, Inc. c/o United Agent Group, Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, New Castle County, DE, 19810, United States (“Computershare”), as its agent for the purpose of accepting service of any process in the United States. Each of the Obligors agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    The Company hereby irrevocably appoints Computershare to receive for it, and on its behalf, service of process in the United States from the date of Closing through March 8, 2044.
(f)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 23.8.    Obligation to Make Payment in Applicable Currency. Any payment on account of an amount that is payable hereunder or under the Notes in the Applicable Currency which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such Obligor, shall constitute a discharge of the obligation of such Obligor under this Agreement or the Notes only to the extent of the amount of the Applicable Currency which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of the Applicable Currency that could be so purchased is less than the amount of the Applicable Currency originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.
SECTION 24.    Parent Guaranty.
Section 24.1.    Guaranty. (a) The Parent Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to each holder of any Note at any time outstanding (i) the prompt payment when due (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) of the principal of, Make-Whole Amount and Swap Breakage Loss, if any, and interest on the Notes (including, without limitation, interest accruing after the commencement of any bankruptcy or similar proceeding and any additional interest that would accrue but for the commencement of such proceeding, interest on any overdue principal, Make-Whole Amount and Swap Breakage Loss, if any, payments of additional amounts described in Section 13 and, to the extent permitted by applicable law, interest on any overdue interest on the Notes) and all other amounts from time to time owing by the Company under this Agreement and under the Notes (including, without limitation, costs, expenses and Taxes in accordance with the terms hereof), and (ii) the prompt performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed hereunder and under the Notes, in each case strictly in accordance with the terms thereof (such payments and other obligations being herein collectively called the “Guaranty Obligations”).
    (b)    The Parent Guarantor hereby further agrees that if the Company shall default in the payment or performance of any of the Guaranty Obligations, the Parent Guarantor will (x) promptly pay or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranty Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by mandatory or optional prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to the holder of any Note such amounts, to the extent lawful, as shall be sufficient to pay the reasonable and documented costs and expenses of collection or of otherwise enforcing any of such holder’s rights under this Agreement and under the Notes, including, without limitation, reasonable counsel fees.
    (c)    The guaranty provided by the Parent Guarantor under this Section 24 is intended to be an irrevocable, absolute and continuing guaranty of payment and is not a guaranty of collection. This guaranty may not be revoked by the Parent Guarantor. The liability of the Parent Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranty Obligations, and the liability of the Parent Guarantor hereunder is not affected or impaired by (i) any direction as to application of payment by the Company or by any other party; or (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranty Obligations; or (iii) any payment on or in reduction of any such other guaranty or undertaking; or (iv) any dissolution, termination or increase, decrease or change in personnel by the Company; or (v) any payment made to a holder on the Guaranty Obligations which any such holder of a Note repays to the Company pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding. The guaranty and liability of the Parent Guarantor hereunder shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty of payment and performance and not only collectability, and shall remain in full force and effect until all Guaranty Obligations have been paid in full.
        (d)    The obligations of the Parent Guarantor hereunder are independent of the obligations of any other guarantor, any other party or the Company, and a separate action or actions may be brought and prosecuted against the Parent Guarantor whether or not action is brought against any other guarantor, any other party or the Company and whether or not any other guarantor, any other party or the Company is joined in any such action or actions. The Parent Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Company or other circumstance which operates to toll any statute of limitations as to the Company shall operate to toll the statute of limitations as to the Parent Guarantor’s obligations under this Section 24.
Section 24.2.    Authorization. The Parent Guarantor authorizes the holders of the Notes without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
        (a)    change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranty Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty of the Parent Guarantor herein made shall apply to the Guaranty Obligations as so changed, extended, renewed or altered;
    (b)    take and hold security for the payment of the Guaranty Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranty Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
    (c)    exercise or refrain from exercising any rights against the Company or others or otherwise act or refrain from acting;
    (d)    release or substitute any one or more endorsers, guarantors, or other obligors;
    (e)    settle or compromise any of the Guaranty Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of any part thereof to the payment of any liability (whether due or not) of the Company to its creditors other than the holders of the Notes;
    (f)    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Company to the holders of the Notes, regardless of what liability or liabilities of the Parent Guarantor or the Company remain unpaid;
    (g)    consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

    (h)    take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent Guarantor from its liabilities under this Section 24.
Section 24.3.    Subordination and Subrogation. Any Indebtedness of the Company relating to the Guaranty Obligations now or hereafter owing to the Parent Guarantor is hereby subordinated to the Guaranty Obligations of the Company owing to the holders of the Notes. Without limiting the generality of the foregoing, the Parent Guarantor hereby agrees with the holders of the Notes that it will not exercise any right of subrogation which it may at any time otherwise have as a result of the guaranty under this Section 24 (whether contractual, under Section 509 of the United States Bankruptcy Code or otherwise) until all Guaranty Obligations (other than contingent indemnities and costs and reimbursement obligations to the extent no claim has been asserted with respect thereto) have been paid in full in cash.
Section 24.4.    Waivers. (a) The Parent Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any holder of a Note to (i) proceed against the Company, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Company, any other guarantor or any other party or (iii) pursue any other remedy in such holder’s power whatsoever. The Parent Guarantor waives any defense based on or arising out of any defense of the Company, any other guarantor or any other party, other than payment in full of the Guaranty Obligations, based on or arising out of the disability of the Company, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranty Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company other than payment in full of the Guaranty Obligations. The Required Holders may, at their election, foreclose on any security, if any, held by them by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the holders may have against the Company or any other party, or any security, without affecting or impairing in any way the liability of the Parent Guarantor hereunder except to the extent the Guaranty Obligations have been paid. The Parent Guarantor waives any defense arising out of any such election by the Required Holders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent Guarantor against the Company or any other party or any security.
    (b)    Except as otherwise expressly provided in this Agreement, the Parent Guarantor waives all presentments, demands for performance, protests and notices, including notices of any Default or Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of the guaranty hereunder, notices of the existence, creation or incurring of new or additional Guaranty Obligations, and notices of any holder’s transfer or disposition of the Guaranty Obligations, or any part thereof. The Parent Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranty Obligations and the nature, scope and extent of the risks which it assumes and incurs hereunder, and agrees that no holder shall have any duty to advise it of information known to it regarding such circumstances or risks.

* * * * *
If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company and the Parent Guarantor, whereupon this Agreement shall become a binding agreement among you, the Company and the Parent Guarantor.

Very truly yours,
Equinix Japan K.K. By: /s/ Kuniko Ogawa . Name: Kuniko Ogawa Title: Representative Director
Equinix, Inc. By: /s/ Keith D. Taylor . Name: Keith D. Taylor Title: Chief Financial Officer

This Agreement is hereby
accepted and agreed to as
of the date hereof.

The Northwestern Mutual Life Insurance Company

By: Northwestern Mutual Investment Management Company, LLC, its investment adviser

By: /s/ Michael H.Leske .
Name: Michael H. Leske
Title: Managing Director

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Nationwide Life Insurance Company

By: /s/ Jason M. Comisar .
Name: Jason M. Comisar
Title: Authorized Signatory

This Agreement is hereby
accepted and agreed to as
of the date hereof.

United of Omaha Life Insurance Company

By: /s/ Justin P. Kavan .
Name: Justin P. Kavan
Title: Head of Private Placements

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Metropolitan Life Insurance Company

By: MetLife Investment Management, LLC,
Its Investment Manger

By: /s/ William Gardner .
Name: William Gardner
Title: Authorized Signatory

Metropolitan Tower Life Insurance Company

By: MetLife Investment Management, LLC,
Its Investment Manger

By: /s/ William Gardner .
Name: William Gardner
Title: Authorized Signatory

MetLife Insurance K.K.

By: MetLife Investment Management, LLC,
Its Investment Manger

By: /s/ William Gardner .
Name: William Gardner
Title: Authorized Signatory

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Principal Life Insurance Company

By: Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By: /s/ Charles Schneider .
Name: Charles Schneider
Title: Counsel

By: /s/ Colin Pennycooke .
Name: Colin Pennycooke
Title: Counsel

This Agreement is hereby
accepted and agreed to as
of the date hereof.
Transamerica Life Insurance Company
By: AEGON USA Investment Management, LLC, its investment manager
By:/s/ Josh Prieskorn .
Name: Josh Prieskorn
Title: Vice President

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Aflac Life Insurance Japan Ltd.

By: Aflac Asset Management Japan Ltd.

By: /s/ Hideto Yamamoto .
Name: Hideto Yamamoto
Title: President and Representative Director

This Agreement is hereby
accepted and agreed to as
of the date hereof.

New York Life Insurance Company
By: NYL Investors LLC, its Investment Manager

By: /s/ Andrew Leisman .
Name: Andrew Leisman, CFA
Title: Senior Director

New York Life Insurance and Annuity Corporation
By: NYL Investors LLC, its Investment Manager

By: /s/ Andrew Leisman .
Name: Andrew Leisman, CFA
Title: Senior Director

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Lincoln Life & Annuity Company of New York

By: Macquarie Investment Management Advisers,
A series of Macquarie Investment Management Business Trust, Attorney in fact

By: /s/ Alexander Alston .
Name: Alexander Alston
Title: Managing Director

The Lincoln National Life Insurance Company

By: Macquarie Investment Management Advisers,
A series of Macquarie Investment Management Business Trust, Attorney in fact

By: /s/ Alexander Alston .
Name: Alexander Alston
Title: Managing Director

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquired Indebtedness” means Indebtedness (including Guaranties) of any Person existing at the time such Person becomes a Restricted Subsidiary in a transaction permitted hereunder (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an acquisition permitted hereunder; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and such Indebtedness is not created in contemplation of such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired.

“Acquisition” means a purchase or other acquisition, direct or indirect, by any Person of all or substantially all of the assets or all or substantially all of the business of any other Person or of a line of business of any other Person (whether by acquisition of Equity Interests, assets, permitted merger or any combination thereof).

“Adjusted Consolidated Total Assets” means, as of any date of determination, the Parent Guarantor’s consolidated total assets as shown on the consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of the immediately preceding fiscal year delivered to the holders of Notes pursuant to Section 7.1(b); provided that if, during the fiscal year in which such date of determination occurs, any Permitted Acquisition was consummated, “Adjusted Consolidated Total Assets” shall also include the result of (a) the aggregate book value of the total assets acquired by the Parent Guarantor or its Subsidiaries pursuant to such Permitted Acquisition as of the date of such consummation minus (b) the aggregate book value of all assets sold or required to be sold as a result of such Permitted Acquisition, in each case solely to the extent that the foregoing were not included in the Parent Guarantor’s consolidated total assets as of the end of the immediately preceding fiscal year.

“Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.”
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, and other similar and applicable legislation in other jurisdictions.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Applicable Currency” means (a) subject to clause (b) below, Yen, and (b) with respect to any Make-Whole Amount or Swap Breakage Amount relating to any Swapped Note, Dollars.
“Attributable A/R Share” means, with respect to any Subsidiary, an amount equal to the product of (a) the percentage of the Equity Interests of such Subsidiary owned directly or indirectly by the Parent Guarantor multiplied by (b) the net accounts receivable of such Subsidiary.
“Attributable Asset Share” means, with respect to any Subsidiary, an amount equal to the product of (a) the percentage of the Equity Interests of such Subsidiary owned directly or indirectly by the Parent Guarantor multiplied by (b) the total assets of such Subsidiary.
“Attributable Indebtedness” means, on any date, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Finance Lease.
“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).
“Business Day” means:
(a)    for the purposes of Section 8.8(a), in the case of Non-Swapped Notes, any day other than a Saturday, a Sunday or a day on which commercial banks in Tokyo, Japan are required or authorized to be closed;
(b)    for the purposes of Section 8.8(b), in the case of Swapped Notes, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed;
(c)     for the purposes of any payments in respect of the Notes, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Tokyo, Japan are required or authorized to be closed; and
(d)    for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Hong Kong Special Administrative Region of the People’s Republic of China or Tokyo, Japan are required or authorized to be closed.
“Change of Control” is defined in Section 8.11.
“Change of Control Notice” is defined in Section 8.11.
“Closing” is defined in Section 3.
“Closing Date” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement.

“Computershare” is defined in Section 23.7(c).
“Confidential Information” is defined in Section 21.
“Consolidated EBITDA” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for the Measurement Period most recently ended plus the sum of the following expenses (to the extent deducted in calculating such Consolidated Net Income) for such Measurement Period: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) non-cash stock-based compensation expense. For purposes of calculating Consolidated EBITDA, Consolidated Net Income shall be determined without deduction for any of the following items: (a) noncash expenses, charges and losses (including the write-down of any unamortized transaction costs, fees, original issue or underwriting discounts and expenses as a result of the redemption, refinancing, refunding, prepayment or exchange of, or modification to the terms of, any Indebtedness, to the extent not prohibited by this Agreement), (b) one-time costs, fees, original issue or underwriting discounts, premiums, expenses, charges and losses incurred in connection with any actual or proposed (1) issuance of Indebtedness (including, for the avoidance of doubt, the entry by the Parent Guarantor into this Agreement) or issuance of Equity Interests, (2) redemptions, refinancings, refundings, prepayments or exchanges of, or modifications to the terms of, any Indebtedness, (3) restructurings of or modifications to any Finance Leases or any Operating Leases, including in connection with the purchase of leased assets, (4) Acquisitions, (5) Investments or (6) Dispositions, in each case to the extent not prohibited by this Agreement, and (c) any net loss from disposed, abandoned or discontinued operations or product lines but only to the extent such losses do not exceed five percent (5%) of Consolidated EBITDA (calculated before giving effect to this clause (c)) in the aggregate for the Measurement Period.

For purposes of calculating Consolidated EBITDA for any period in which a Permitted Acquisition has been consummated, Consolidated EBITDA may be adjusted at the Parent Guarantor’s election to include, without duplication, (A) the historical EBITDA of the Person acquired in such Permitted Acquisition for the applicable Measurement Period on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of the applicable Measurement Period, as the EBITDA of such acquired Person is reflected in its historical audited financial statements for the most recently ended fiscal year, and management prepared unaudited statements for any periods following the end of such fiscal year and (B) expected cost savings (without duplication of actual cost savings or other charges or expenses that are otherwise added back in calculating Consolidated EBITDA) and synergies to the extent (x) such cost savings and synergies would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act of 1933, and as certified by a Responsible Officer of the Parent Guarantor or (y) such cost savings or synergies are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such Permitted Acquisition; provided that the aggregate amount of cost savings and synergies added pursuant to this clause (B) shall not exceed fifteen percent (15%) of Consolidated EBITDA (calculated before giving effect to this clause (B)) in the aggregate for the Measurement Period; provided, further, that for addbacks to cost savings and synergies under clause (y), the Parent Guarantor shall have delivered to the holders of Notes a certificate of a Responsible Officer of the Parent Guarantor, in form and substance reasonably satisfactory to the Required Holders, certifying that such cost savings and synergies meet the requirements set forth in clause (y), together with reasonably detailed evidence in support thereof. In the event that there are only unaudited financial statements or no financial statements available for such acquired Person, then the pro forma adjustments described in clause (A) above shall be made based on such unaudited financial statements or reasonable estimates as may be agreed between the Parent Guarantor and the Required Holders.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct obligations arising under letters of credit (including standby and commercial) and bank guaranties (but excluding any of the foregoing to the extent secured by cash collateral), (c) Attributable Indebtedness in respect of Finance Leases and Synthetic Lease Obligations, (d) all Guaranties with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of Persons other than the Parent Guarantor or any Subsidiary thereof, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the equivalent corporate form under the Laws of any other applicable jurisdiction) in which the Parent Guarantor or a Subsidiary thereof is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to the Parent Guarantor or such Subsidiary.

Notwithstanding the foregoing, as of any date of determination, for purposes of calculating the Consolidated Net Leverage Ratio, “Consolidated Funded Indebtedness” shall not include the outstanding principal amount of any debt securities issued by the Parent Guarantor to the extent that (i) as of such date, the Parent Guarantor shall have delivered (or the indenture trustee under the applicable indenture shall have delivered on the Parent Guarantor’s behalf) to the holders of such debt securities an irrevocable notice of redemption with respect to all of such debt securities and shall have deposited funds with the indenture trustee or into an escrow account in an amount required to effect such redemption, unless any portion of such debt securities shall not in fact be redeemed within 35 days of such notice of redemption and deposit of funds or (ii) the proceeds of such debt securities are held by the trustee of the related indenture and have not been released to the Parent Guarantor or are deposited into an escrow account pending the closing of an acquisition or the redemption of other debt securities solely until such proceeds are released.

“Consolidated Net Income” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the net income of the Parent Guarantor and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
“Consolidated Net Indebtedness” means as of any date of determination, with respect to the Parent Guarantor and its Subsidiaries, the result, without duplication, of (a) Consolidated Funded Indebtedness as of such date minus (b) the amount of unencumbered (other than by Liens permitted under clauses (b) and (f) of Section 10.5) and unrestricted cash, cash equivalents, freely tradable and liquid short term investments, and freely tradable and liquid long term investments of the Parent Guarantor and its Subsidiaries as of such date.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date of determination to (b) Consolidated EBITDA for the Measurement Period ending on such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (i) any of the Subsidiaries of the Parent Guarantor and any of their or the Company’s respective Controlled Affiliates and (ii) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.
“Convertible Subordinated Notes” means any convertible subordinated notes or debentures issued by the Parent Guarantor after the date hereof, which are subordinated to the Notes on customary terms (as determined by the Parent Guarantor in good faith).
“Credit Facility” means the Credit Agreement dated as of January 7, 2022, by and among the Parent Guarantor, as borrower, and Bank of America, N.A., as administrative agent, among others, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“Credit Facility Subsidiary Guaranty” is defined in Section 9.7(a).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (i) 2.0% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.
“Disclosure Documents” is defined in Section 5.3.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” means lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary of the Parent Guarantor formed under the laws of the United States or any state thereof.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Guarantor or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Obligors or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Obligors or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, Parent Guarantor or any ERISA Affiliate.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” is defined in Section 11.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Finance Lease” means any lease classified as a “finance lease” under GAAP, but excluding, for the avoidance of doubt, any Operating Lease.
“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) that requires the Parent Guarantor alone, or together with its Subsidiaries on a consolidated basis, to achieve or maintain a stated level of financial condition or performance based on the measurement of financial data, together with related defined terms used therein. For the avoidance of doubt, but without limiting the foregoing sentence, the parties hereto agree that the only Financial Covenant existing in this Agreement on the date hereof is that in Section 10.8 of this Agreement.
“Funds From Operations” means, with respect to any fiscal period, an amount equal to the net income (or deficit) of the Parent Guarantor and its Subsidiaries for that period computed on a consolidated basis in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that Funds From Operations shall exclude one-time or non-recurring charges and impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis. To the extent not inconsistent with the foregoing, Funds From Operations shall be reported in accordance with the NAREIT Policy Bulletin dated April 5, 2002, as amended, restated, supplemented or otherwise modified from time to time.

“GAAP” means (a) generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary, that are applicable to the circumstances as of the date of determination, consistently applied.
“Gang Members, Etc.” is defined in Section 5.22.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or Japan or any state or other political subdivision of either thereof, or
(ii)    any other jurisdiction in which the Company, the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, the Parent Guarantor or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person notifies the Company that it is acting as a nominee for a specified beneficial owner, then the register will also reflect the beneficial owner’s name and, for the purposes of Sections 7, 12, 18.2 and 19 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Hostile Acquisition” means an Acquisition of all or substantially all of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to the consummation of such Acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar or other appropriate action if such Person is not a corporation, or as to which, at the time of consummation of such Acquisition, any such prior approval has been withdrawn.
“Hyperscale Strategy” means the Obligors’ strategy focused on Equinix’s hyperscale strategy focuses on serving the needs of the growing hyperscale data center market. The current approach includes developing, expanding and operating xScale data centers, which are engineered to meet the technical and operational requirements and price points of core hyperscale workload deployments. xScale data centers are designed to offer access to Equinix’s suite of interconnection and edge services that tie into the hyperscale companies’ existing access points and allow hyperscale companies to consolidate core and access point deployments into one provider. As part of the current hyperscale strategy, (i) Equinix (through one or more of its subsidiaries) invests alongside financial sponsors in joint ventures to develop capacity and operate xScale and other data centers to serve the large footprint needs of hyperscale customers and (ii) one or more subsidiaries of Equinix contract with these joint venture entities to provide project development, sales and marketing, portfolio management, operating and other services with respect to the xScale data centers.
“INHAM Exemption” is defined in Section 6.2(e).
“Incorporated Covenant” is defined in Section 9.10.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)     net obligations of such Person under any Swap Contract;

(d)     all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) post-closing purchase price adjustments or earnout obligations in connection with Permitted Acquisitions, in the case of this clause (ii), until such obligations become a liability on the balance sheet of such Person in accordance with GAAP);

(e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     obligations under Finance Leases and Synthetic Lease Obligations;

(g)     all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)     all Guaranties of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (x) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person and (y) exclude any obligations arising under Operating Leases. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Finance Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding,

(c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Presentation” is defined in Section 5.3.

“Japanese Non-resident” means an individual non-resident of Japan or a non-Japanese corporation as defined in Article 2 of the Income Tax Act of Japan (Law No. 33 of 1965, as amended).

“Japanese Resident” means an individual resident of Japan or a Japanese corporation as defined in Article 2 of the Income Tax Act of Japan (Law No.33 of 1965, as amended).

“JV Entity” means a non-wholly-owned Subsidiary or joint venture in which the Parent Guarantor or one or more of its Subsidiaries is a joint venturer with another Person.

“JV Interest” means an Equity Interest in a JV Entity.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leverage Ratio Modification” is defined in Section 10.8.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing).

“Make-Whole Amount” is defined in Section 8.8.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Parent Guarantor and its Subsidiaries taken as a whole.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Obligors and their Subsidiaries, taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company to under this Agreement and the Notes, (c)  a material adverse effect upon the legality, validity, binding effect or enforceability against the Parent Guarantor under this Agreement or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Subsidiary Guarantor under its Subsidiary Guaranty.
“Material Subsidiary” means, as at any date of determination (determined in accordance with GAAP), any Subsidiary or group of Subsidiaries of the Parent Guarantor (a) whose total assets, individually or collectively (as the case may be), equal or exceed 20.0% of the consolidated total assets (after intercompany eliminations) of the Parent Guarantor and its Subsidiaries as of the end of the most recently completed fiscal quarter of the Parent Guarantor, or (b) whose revenue, individually or collectively (as the case may be), for the Measurement Period most recently ended equals or exceeds 10.0% of the consolidated revenue (after intercompany eliminations) of the Parent Guarantor and its Subsidiaries for such Measurement Period.
“Maturity Date” is defined in the first paragraph of each Note.

“Measurement Period” means, at any date of determination, the four most recently completed fiscal quarters of the Parent Guarantor.
“More Favorable Term” is defined in Section 9.10.
“Multiemployer Plan” means a Plan which has two or more contributing sponsors (including the Obligors or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“NAIC” means the National Association of Insurance Commissioners.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Parent Guarantor or any Subsidiary primarily for the benefit of employees of the Parent Guarantor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, (b) is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority, and (c) is not subject to ERISA or the Code.
“Noteholder Sanctions Event” means, with respect to any Purchaser or holder of a Note (an “Affected Noteholder”), such holder or any of its affiliates being in violation of or subject to sanctions (a) under any U.S. Economic Sanctions Laws as a result of either Obligor or any Controlled Entity becoming a Blocked Person or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person or (b) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of either Obligor or any Controlled Entity appearing on a State Sanctions List.
“Notes” is defined in Section 1.
“Note Registrar” means Law Debenture Trust (Asia) Limited, a company incorporated in Hong Kong and having its registered office at Suite 1301, 13/F Ruttonjee House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong, acting in its capacity as note registrar and transfer agent, and including all successors appointed.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Parent Guarantor or the Company, as applicable, whose responsibilities extend to the subject matter of such certificate.
“Operating Lease” means any lease classified as an “operating lease” under generally accepted accounting principles as in effect in the United States of America as of December 31, 2018.
“Parent Guarantor” is defined in Section 1.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Obligors and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by the Parent Guarantor or any of its Subsidiaries, provided that:(a) such Investment is not a Hostile Acquisition; and (b) after giving pro forma effect to the consummation of such Acquisition, (i) the Parent Guarantor shall be in compliance with the Section 10.8 (including, for the avoidance of doubt, after giving effect to any increase to the maximum Consolidated Net Leverage Ratio contemplated by Section 10.8 in connection with any Qualifying Acquisition), and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
“Permitted Junior Securities” means any “Permitted Junior Securities”, or similar term as defined in the applicable indenture for any Convertible Subordinated Notes.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Obligors or any ERISA Affiliate or any such Plan to which the Obligors or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Qualifying Acquisition” shall mean a Permitted Acquisition made by the Parent Guarantor or a Restricted Subsidiary of a Person, property, business or assets designated by a Responsible Officer of the Parent Guarantor as a “Qualifying Acquisition” so long as (x) on a pro forma basis after giving effect to such Acquisition, the Consolidated Net Leverage Ratio for the most recently ended fiscal quarter prior to such acquisition would be no less than 5.00 to 1.00 and (y) the aggregate consideration for such Acquisition, together with the aggregate amount of consideration for all other Acquisitions completed in the preceding six months, is at least $500,000,000 (including the aggregate principal amount of any Indebtedness assumed thereby); provided, that (i) no Acquisition may be designated as a “Qualifying Acquisition” prior to the end of the fourth full fiscal quarter following the most recently consummated Qualifying Acquisition unless the Consolidated Net Leverage Ratio for the most recently ended fiscal quarter was no greater than 5.50 to 1.00 and (ii) no more than three (3) Qualifying Acquisitions may be designated during the term of the Notes.

“QPAM Exemption” is defined in Section 6.2(d).
“REIT” means an entity that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Code.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Holders” means at any time (i) prior to the First Closing, the Purchasers, (ii) on or after the First Closing and prior to the Second Closing, the Purchasers of the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes to be issued at the Second Closing and the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Obligor or any of their Affiliates), (iii) on or after the Second Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Obligor or any of their Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer or Treasury Manager of either Obligor, as applicable, with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent Guarantor or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent Guarantor’s stockholders, partners or members (or the equivalent Person thereof).
“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.
“Sale-Leaseback Transaction” means, with respect to any Person, the sale of property owned by such Person (the “S-L Seller”) to another Person (the “S-L Buyer”), together with the substantially concurrent leasing of such property by the S-L Buyer to the S-L Seller.
“Sanctions” means any sanction or embargo imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, any European Union member state, the European Union, HM’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the United States.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief executive officer, chief financial officer, chief accounting officer, senior vice president of investor relations, senior vice president of treasury, treasurer, treasurer director, assistant treasurer or comptroller of the Parent Guarantor or the Company, as applicable.
“series” is defined in Section 1.
“Series A Notes” is defined in Section 1.
“Series B Notes” is defined in Section 1.
“Series C Notes” is defined in Section 1.
“Series D Notes” is defined in Section 1.
“Series E Notes” is defined in Section 1.
“Source” is defined in Section 6.2.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that if the accounts of any JV Entity are not included in the consolidated financial statements of the Parent Guarantor prepared in accordance with GAAP, then such JV Entity and each Subsidiary of such JV Entity shall not be considered a Subsidiary of the Parent Guarantor for purposes of this Agreement. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a).
“Substitute Purchaser” is defined in Section 22.
“SVO” means the Securities Valuation Office of the NAIC.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing(including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a lender or any Affiliate of a lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.
“Taxing Jurisdiction” is defined in Section 13(a).
“Transfer” is defined in Section 10.7.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unrestricted Subsidiary” means any Subsidiary of the Parent Guarantor designated as such on Schedule 9.9 as of the Closing Date, or after the Closing Date pursuant to Section 9.9.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International

Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.
“Yen” and “¥” mean the lawful currency of Japan.